UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

IAC Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

May 1, 2024
Dear Stockholder:

You are invited to attend the Annual Meeting of stockholders of IAC Inc., which will be held on Tuesday, June 11, 2024, at 9:30 a.m., Eastern Time. This year’s Annual Meeting will be a virtual meeting, conducted solely online. Stockholders will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IAC2024. We believe hosting a virtual meeting will allow for greater stockholder attendance at the Annual Meeting by enabling stockholders who might not otherwise be able to travel to a physical meeting to attend online and participate from any location around the world.
At the Annual Meeting, stockholders will be asked to: (i) elect twelve directors, (ii) approve an amendment to IAC’s Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation, (iii) approve a non-binding advisory vote on 2023 executive compensation and (iv) ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year. IAC’s board of directors believes that the proposals being submitted for stockholder approval are in the best interests of IAC and its stockholders and recommends a vote consistent with the Board’s recommendation for each proposal.
It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to participate in the Annual Meeting, please take the time to vote online, by telephone or, if you received a printed proxy card, by returning a marked, signed and dated proxy card. If you participate in the Annual Meeting, you may also vote your shares online at that time if you wish, even if you have previously submitted your vote.
Sincerely,
Barry Diller
Chairman and Senior Executive

Notice of 2024 Annual Meeting of Stockholders
May 1, 2024
The Annual Meeting of Stockholders to be held on:
Tuesday, June 11, 2024,
at 9:30 a.m., Eastern Time
This year’s Annual Meeting will be a virtual meeting, conducted solely online. Stockholders will be able to attend the Annual Meeting by visiting: www.virtualshareholdermeeting.com/IAC2024.
Proposals
1.	elect twelve members of IAC’s board of directors, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from IAC’s board of directors);	FOR EACH
2.	approve an amendment to the Company’s Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation;	FOR
3.	approve a non-binding advisory vote on 2023 executive compensation;	FOR
4.	ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year; and	FOR
5.	transact such other business as may properly come before the meeting and any related adjournments or postponements.
Board Nominees
• Chelsea Clinton	• Barry Diller	• Michael D. Eisner
• Bonnie S. Hammer	• Victor A. Kaufman	• Joseph Levin
• Bryan Lourd	• David Rosenblatt	• Maria Seferian
• Alan G. Spoon	• Alexander von Furstenberg	• Richard F. Zannino
IAC’s board of directors has set April 22, 2024 as the record date for the Annual Meeting. This means that holders of record of IAC common stock and Class B common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and vote their shares at the Annual Meeting and any related adjournments or postponements.
Your Vote is Important

Only stockholders and persons holding proxies from stockholders may participate in the Annual Meeting. To participate in the Annual Meeting online at www.virtualshareholdermeeting.com/IAC2024, you will need the details included (and to follow the instructions set forth) on your Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials.

Mail	Internet	Phone
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.	Before the Meeting: Go to www.proxyvote.com. During the Meeting: Go to www.virtualshareholdermeeting.com/IAC2024.	Vote by Phone: 1-800-690-6903
By order of the Board,
Kendall Handler
Executive Vice President,
Chief Legal Officer and Secretary

Questions and Answers About the Annual Meeting and Voting
Q:
Why did I receive a Notice of Internet Availability of Proxy Materials?

A:
In accordance with rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to deliver this proxy statement and our 2023 Annual Report on Form 10-K to the majority of our stockholders online in lieu of mailing printed copies of these materials to each of our stockholders (the “Notice Process”). If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive printed copies of our proxy materials unless you request them. Instead, the Notice provides instructions on how to access this proxy statement and our 2023 Annual Report on Form 10-K online, as well as how to obtain printed copies of these materials by mail. We believe that the Notice Process allows us to provide our stockholders with the information they need in a more timely manner than if we had elected to mail printed materials, while reducing the environmental impact of  (and lowering the costs associated with) the printing and distribution of our proxy materials.

The Notice, and for stockholders who previously elected to receive printed copies of our proxy materials, this proxy statement and our 2023 Annual Report on Form 10-K, are being mailed on or about May 1, 2024 to stockholders of record at the close of business on April 22, 2024 and this proxy statement and our 2023 Annual Report on Form 10-K will be available at www.proxyvote.com beginning on May 1, 2024. If you received a Notice by mail but would rather receive printed copies of our proxy materials, please follow the instructions included in the Notice. You will not receive a Notice if you have previously elected to receive printed copies of our proxy materials.
Q:
Can I vote my shares by filling out and returning the Notice?

A:
No. However, the Notice provides instructions on how to vote your shares: (i) before the date of the Annual Meeting by way of completing and submitting your proxy online, by phone or by requesting and returning a written proxy card by mail or (ii) by voting at the Annual Meeting online at www.virtualshareholdermeeting.com/IAC2024.

Q:
How do I participate in the Annual Meeting?

A:
You may attend the annual meeting as a guest or as a stockholder. To vote or ask questions at the Annual Meeting online at www.virtualshareholdermeeting.com/IAC2024, you will need the details included (and to follow the instructions set forth) in your Notice, your proxy card or the instructions that accompanied your proxy materials.

Q:
Who is entitled to vote at the Annual Meeting?

A:
Holders of IAC common stock and Class B common stock at the close of business on April 22, 2024, the record date for the Annual Meeting established by the Board, are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

At the close of business on April 22, 2024, there were 80,300,229 shares of IAC common stock and 5,789,499 shares of Class B common stock outstanding. Holders of IAC common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share.
Q:
What is the difference between a stockholder of record and a stockholder who holds IAC shares in street name?

A:
If your IAC shares are registered in your name, you are a stockholder of record. If your IAC shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.

You may examine a list of stockholders of record at the close of business on April 22, 2024 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at IAC’s corporate headquarters, located at 555 West 18th Street, New York, New York 10011, as well as during the Annual Meeting online at www.virtualshareholdermeeting.com/IAC2024.

Q:
What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record only, you will receive one proxy card from Broadridge for all IAC shares that you hold. If you hold IAC shares in street name through one or more banks, brokers and/or other holders of record, you will receive proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which your IAC shares are held. If you are a stockholder of record and hold additional IAC shares in street name, you will receive proxy materials from Broadridge and the third party or parties through which your IAC shares are held.

Q:
What are the quorum requirements for the Annual Meeting?

A:
The presence at the Annual Meeting (in person or by proxy) of holders having a majority of the total votes entitled to be cast by holders of IAC common stock and Class B common stock at the Annual Meeting constitutes a quorum. Stockholders who participate in the Annual Meeting online at www.virtualshareholdermeeting.com/IAC2024 will be deemed to be in person attendees for purposes of determining whether a quorum has been met. When holders of IAC common stock vote as a separate class, the presence at the Annual Meeting of holders of a majority of the total votes entitled to be cast by holders of IAC common stock is required for a quorum to be met. Shares of IAC common stock and Class B common stock represented by proxy will be treated as present at the Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. In the absence of a quorum, the chairperson of the Annual Meeting or holders of a majority of the voting power of the shares of IAC common stock and Class B common stock represented at the Annual Meeting will have the power to adjourn the Annual Meeting until a quorum is present.

Q:
What matters will IAC stockholders vote on at the Annual Meeting?

A:
IAC stockholders will vote on the following proposals:

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Proposal 1 —  to elect twelve members of IAC’s Board, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board);

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Proposal 2 —  to approve an amendment to the Company’s Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation (the “Charter Amendment Proposal”);

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Proposal 3 —  to approve a non-binding advisory vote on 2023 executive compensation (the “Advisory Say on Pay Proposal”);

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Proposal 4 —  to ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year; and

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to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:
What are my voting choices when voting for director nominees and what votes are required to elect director nominees to IAC’s Board?

A:
You may vote in favor of all director nominees, withhold votes as to all director nominees or vote in favor of and withhold votes as to specific director nominees.

The election of each of Chelsea Clinton, Barry Diller, Michael D. Eisner, Bonnie S. Hammer, Victor A. Kaufman, Joseph Levin, David Rosenblatt, Maria Seferian and Alexander von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock and Class B common stock voting together as a single class (hereinafter collectively referred to as “IAC capital stock”), with each share of IAC common stock and Class B common stock representing the right to one and ten vote(s), respectively.
The election of each of Bryan Lourd, Alan G. Spoon and Richard F. Zannino as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock, voting as a separate class.
IAC’s Board recommends a vote FOR the election of each of the director nominees.
Q:
What are my voting choices when voting on the Charter Amendment Proposal and what votes are required to approve such proposal?

A:
You may vote in favor of the Charter Amendment Proposal, vote against such proposal or abstain from voting on such proposal.

The approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of IAC capital stock, voting together as a single class.
IAC’s Board recommends a vote FOR the Charter Amendment Proposal.
Q:
What are my voting choices when voting on the Advisory Say on Pay Proposal and what votes are required to approve such proposal?

A:
You may vote in favor of the Advisory Say on Pay Proposal, vote against such proposal or abstain from voting on such proposal.

The approval of the Advisory Say on Pay Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter, voting together as a single class. As an advisory vote, the Advisory Say on Pay Proposal is not binding upon IAC or the Board.
IAC’s Board recommends a vote FOR the Advisory Say on Pay Proposal.
Q:
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year and what votes are required to ratify such appointment?

A:
You may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year requires the affirmative vote of the holders of a majority of the voting power of shares of IAC capital stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter, voting together as a single class.
IAC’s Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year.
Q:
Could other matters be decided at the Annual Meeting?

A:
As of the date of this proxy statement, IAC did not know of any matters to be raised at the Annual Meeting, other than those referred to in this proxy statement.

If any other matters are properly presented at the Annual Meeting for consideration, the three IAC officers who have been designated as proxies for the Annual Meeting (Christopher Halpin, Kendall Handler and Tanya M. Stanich) will have the discretion to vote on any such matters for stockholders who have submitted their proxy.
Q:
What do I need to do now to vote at the Annual Meeting?

A:
The Board is soliciting proxies for use at the Annual Meeting. Stockholders may submit proxies to instruct the designated proxies to vote their shares before the date of the Annual Meeting in any of three ways:

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Submitting a proxy online: Submit your proxy online at www.proxyvote.com. Online proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Monday, June 10, 2024;

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Submitting a proxy by telephone: Submit your proxy by telephone (1.800.690.6903). Telephone proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Monday, June 10, 2024; or

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Submitting a proxy by mail: If you choose to submit your proxy by mail, simply mark, date and sign your proxy, and return it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

You may also participate in the Annual Meeting online at www.virtualshareholdermeeting.com/IAC2024 and vote your shares online at that time, even if you have previously submitted your vote. To do so, you will need the details included (and to follow the instructions set forth) in your Notice, your proxy card or the instructions that accompanied your proxy materials.
For IAC shares held in street name, holders may submit a proxy online or by telephone before the date of the Annual Meeting if their broker, bank and/or other holder of record makes these methods available. If you submit a proxy online or by telephone, DO NOT request and return a printed proxy card. If you hold your shares through a broker, bank and/or other holder of record, follow the voting instructions you receive from your broker, bank and/or other holder of record.

Q:
If I hold my IAC shares in street name, will my broker, bank or other holder of record vote these shares for me?

A:
If your IAC shares are held in street name, you must provide your broker, bank and/or other holder of record with instructions in order to vote such shares. If you do not provide voting instructions, whether such shares can be voted by your broker, bank and/or other holder of record depends on the type of item being considered for a vote.

Non-Discretionary Items. The election of directors, the approval of the Charter Amendment Proposal and the approval of the Advisory Say on Pay Proposal are non-discretionary items and may NOT be voted on by your broker, bank and/or other holder of record absent specific voting instructions from you. If your bank, broker or other holder of record does not receive specific voting instructions from you, a broker non-vote will occur in the case of your IAC shares for these proposals.
Discretionary Items. The ratification of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year is a discretionary item. Generally, brokers, banks and other holders of record that do not receive voting instructions from you may vote on this proposal in their discretion.
Q:
What effect do abstentions and broker non-votes have on quorum requirements and the voting results for each proposal to be voted on at the Annual Meeting?

A:
Abstentions and shares represented by broker non-votes are counted as present for purposes of determining a quorum. Abstentions are treated as shares present and entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of shares outstanding (the Charter Amendment Proposal) or the number of shares present and entitled to vote at the Annual Meeting (the Advisory Say on Pay Proposal and the Auditor Ratification Proposal) and have no impact on the vote on any proposal for which the vote standard is based on the actual number of votes cast at the meeting (the election of directors). Shares represented by broker non-votes are not treated as shares entitled to vote and, as a result, have no effect on the outcome of any of the proposals to be voted on by stockholders at the Annual Meeting, with the exception of the Charter Amendment Proposal, in which case broker non-votes will have the same effect as a vote against such proposal.

Q:
Can I change my vote or revoke my proxy?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the polls close at the Annual Meeting by:

•
submitting a later-dated proxy relating to the same IAC shares online, by telephone or by mail before the date of the Annual Meeting;

•
delivering a written notice, bearing a date later than your proxy, stating that you revoke the proxy; or

•
participating in the Annual Meeting and voting online at that time at www.virtualshareholdermeeting.com/IAC2024 (although virtual attendance at the Annual Meeting will not, by itself, change your vote or revoke a proxy).

To change your vote or revoke your proxy before the date of the Annual Meeting, follow the instructions provided on your Notice, proxy card or proxy materials to do so online or by telephone, or send a written notice or a new proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
If you hold your IAC shares through a broker, bank and/or other holder of record, follow the instructions that you received from your broker, bank and/or other holder of record if you wish to change your vote or revoke your proxy before the Annual Meeting.
Q:
What if I do not specify a choice for a matter when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees, the Charter Amendment Proposal, the Advisory Say on Pay Proposal and the ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year.

Q:
How are proxies solicited and who bears the related costs?

A:
IAC bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitations by mail, directors, officers and employees of IAC may solicit proxies from stockholders by various means, including by telephone, e-mail, letter or in person.

Following the initial mailing of the Notice and proxy materials, IAC will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold IAC shares and to request authority for the exercise of proxies. In such cases, IAC, upon request from such holders, will reimburse them for their reasonable expenses.
Q:
What should I do if I have questions about the Annual Meeting?

A:
If you have any questions about the Annual Meeting, the various proposals to be voted on at the Annual Meeting and/or how to participate in the Annual Meeting online at www.virtualsharesholdermeeting.com/IAC2024 and vote at that time or would like copies of our proxy materials, please contact IAC Investor Relations at 1.212.314.7400 or ir@iac.com.

Proposal 1 — Election of Directors
Proposal and Required Vote

At the upcoming Annual Meeting, a board of twelve directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board). Information concerning director nominees, all of whom are incumbent directors of IAC and have been recommended by the Nominating Committee for re-election, appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for re-election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All directors listed below (other than Ms. Seferian) were previously elected by IAC stockholders at the 2023 Annual Meeting. Ms. Seferian, who was identified by the Nominating Committee, was appointed as a director in December 2023.
The election of each of Chelsea Clinton, Barry Diller, Michael D. Eisner, Bonnie S. Hammer, Victor A. Kaufman, Joseph Levin, David Rosenblatt, Maria Seferian and Alexander von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock, voting together as a single class.
The Board has designated Bryan Lourd, Alan G. Spoon and Richard F. Zannino as nominees for those positions on the Board to be elected by the holders of IAC common stock voting as a separate class. The election of each of them as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock, voting as a separate class.
FOR	Both the Nominating Committee and IAC’s Board recommend a vote FOR the election of all director nominees.

Information Concerning Director Nominees

Background information about each director nominee is set forth below, including information regarding the specific experiences, characteristics, attributes and skills considered in connection with the nomination of each director nominee, all of which the Nominating Committee and the Board believe provide IAC with the perspective and judgment needed to guide, monitor and execute its strategies. References to service at IAC prior to June 2020 refer to IAC’s predecessor entity or entities (as applicable).
Chelsea Clinton, Vice Chair, The Clinton Foundation, and Co-Founder and Partner, Metrodora Ventures
AGE: 44	DIRECTOR OF IAC SINCE: September 2011	COMMITTEES: None
PROFESSIONAL EXPERIENCE
Since March 2013, Ms. Clinton has served as Vice Chair of The Clinton Foundation, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. She has also served as Vice Chair of the Clinton Health Access Initiative since January 2022 and is a New York Times bestselling author of a number of books for adults and young readers, including the She Persisted series. Ms. Clinton is also a co-founder and partner of Metrodora Ventures, a venture capital firm focused on health and learning businesses. Ms. Clinton also currently teaches at Columbia University’s Mailman School of Public Health. Ms. Clinton has served as a member of the board of directors of the Clinton Health Access Initiative since September 2011 and previously served as a member of the board of directors of the Clinton Foundation from September 2011 to February 2013. From March 2010 through May 2013, Ms. Clinton served as an Assistant Vice Provost at New York University, where she focused on interfaith initiatives and the university’s global expansion program. From November 2011 to August 2014, Ms. Clinton also worked as a special correspondent for NBC News. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009.
OTHER PUBLIC COMPANY BOARDS
Ms. Clinton has served as a member of the boards of directors of Expedia Group, Inc. (“Expedia Group”) since March 2017 and Clover Health Investments, Corp. (a next-generation Medicare Advantage insurance company) from before its January 2021 initial public offering to date.
Other Affiliations
In addition to her for-profit affiliations, Ms. Clinton currently serves as a member of the boards of directors of The School of American Ballet, the Africa Center, the Weill Cornell Medical College, HiddenLight Productions Limited and Columbia University’s Mailman School of Public Health.

When concluding that Ms. Clinton should serve as a director, the Board considered her broad public policy experience and keen intellectual acumen, which the Board believes brings a unique perspective to IAC’s businesses and initiatives, as well as her private equity and venture capital experience, which the Board believes gives her particular insight into investment strategy.

Barry Diller, Chairman and Senior Executive, IAC
AGE: 82	DIRECTOR SINCE: August 1995	COMMITTEES: Executive Committee
PROFESSIONAL EXPERIENCE
Mr. Diller has been a director and Chairman and Senior Executive of IAC since December 2010 and previously served as a director and Chairman and Chief Executive Officer of IAC from August 1995 to November 2010. Mr. Diller also serves as Chairman and Senior Executive of Expedia Group, which position he has held since August 2005. Mr. Diller, along with Expedia Group’s Vice Chairman, oversaw the company’s executive leadership team, managing day-to-day operations, from December 2019 until April 2020, when Expedia Group’s Vice Chairman also became the company’s Chief Executive Officer. Prior to joining IAC, Mr. Diller was Chairman of the board of directors and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as Chairman of the board of directors and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the board of directors and Chief Executive Officer of Paramount Pictures Corporation.
OTHER PUBLIC COMPANY EXPERIENCE
Mr. Diller served as Chairman (in a non-executive capacity) of the board of directors of Live Nation Entertainment, Inc. (and its predecessor companies, Ticketmaster Entertainment and Ticketmaster) (“Live Nation”)) from August 2008 to October 2010, and continued to serve as a member of the board of directors of Live Nation through January 2011. Mr. Diller also served as Chairman and Senior Executive of TripAdvisor, Inc., an online travel company (“TripAdvisor”), from December 2011 to December 2012, served as a member of the board of directors of TripAdvisor from December 2011 through April 2013 and served as a special advisor to the Chief Executive Officer of TripAdvisor from April 2013 to March 2017. Mr. Diller is also currently a member of the board of directors of The Coca-Cola Company and MGM Resorts International.
Other Affiliations
In addition to his for-profit affiliations, Mr. Diller is a member of The Business Council and the Advisory Board of the Peter G. Peterson Foundation, among other not-for-profit affiliations.

The Board nominated Mr. Diller because he has been Chairman and Senior Executive since 2010 and prior to that time, served as Chairman and Chief Executive Officer of IAC since 1995, and as a result, possesses a great depth of knowledge and experience regarding IAC and its businesses. In addition, the Board noted Mr. Diller’s ability to exercise influence (subject to IAC’s organizational documents and Delaware law) over the outcome of matters involving IAC that require stockholder approval given the fact that he and certain members of his family collectively have sole voting and/or investment power over all shares of IAC Class B common stock outstanding, which shares represent a significant percentage of the voting power of IAC capital stock.

Michael D. Eisner, Chairman, The Tornante Company, LLC
AGE: 82	DIRECTOR SINCE: March 2011	COMMITTEES: Executive and Nominating Committees
PROFESSIONAL EXPERIENCE
Mr. Eisner has served as Chairman of The Tornante Company, LLC, a privately held company that invests in, acquires, incubates and operates media and entertainment companies (“Tornante”), since 2005. Mr. Eisner currently serves as Chairman of the board of directors of the Portsmouth Community Football Club Limited, a League One English football club, which Tornante acquired in August 2017. Mr. Eisner also previously served as Chairman of two Tornante portfolio companies, The Topps Company, a leading creator and marketer of sports cards, distinctive confectionery and other entertainment products, and Vuguru, a studio focusing on the production of groundbreaking programming for the internet and other digital platforms. Mr. Eisner served as Chairman of The Topps Company from October 2007 to April 2013, and then again from January 1, 2021 until January 2022, when the sports and entertainment portion of the company was sold, leaving the candy and digital card services portion, known as The Bazooka Companies, Inc. Prior to founding Tornante, Mr. Eisner served as a director and Chairman and Chief Executive Officer of The Walt Disney Company from 1984.
Other Affiliations
In addition to his for-profit affiliations, Mr. Eisner serves on the boards of directors of Denison University, The Aspen Institute, the Yale School of Architecture Dean’s Council and The Eisner Foundation.

When concluding that Mr. Eisner should serve as a director, the Board considered his experience with Tornante, which the Board believes gives him particular insight into investments in, and the development and operation of, media and entertainment companies that focus on programming and content for emerging platforms. The Board also considered Mr. Eisner’s experience as Chairman and Chief Executive Officer of The Walt Disney Company, which the Board believes gives him particular insight into business strategy and leadership, marketing and consumer branding, as well as a high level of financial literacy and insight into the media and entertainment industries.

Bonnie S. Hammer, Vice Chairman, NBCUniversal
AGE: 73	DIRECTOR SINCE: September 2014	COMMITTEES: Nominating Committee
PROFESSIONAL EXPERIENCE
Since September 2020, Ms. Hammer has served as Vice Chairman of NBCUniversal. Prior to assuming this role, from October 2019, Ms. Hammer served as Chairman of NBCUniversal Content Studios, in which capacity she oversaw the company’s television studios (Universal Television, Universal Content Productions and NBCUniversal International Studios). Prior to her tenure as Chairman of NBCUniversal Content Studios, Ms. Hammer served as Chairman of NBCUniversal Direct to Consumer and Digital Enterprises (January 2019 to October 2019), where she led the development of NBCUniversal’s new streaming service, Peacock. Prior to this role, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment from February 2013 to January 2019. In this capacity, Ms. Hammer had executive oversight over a number of leading cable brands (including USA, Syfy, E! Entertainment, Bravo, Oxygen and Universal Kids networks), as well as Universal Cable Productions, which created original scripted content for cable, broadcast and streaming platforms, and Wilshire Studios, which produced original reality programming. Prior to her tenure as Chairman of NBCUniversal Cable Entertainment, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment and Cable Studios from November 2010. In this capacity, Ms. Hammer had executive oversight over certain well known cable brands (including USA, Syfy, E! Entertainment, Chiller, Cloo and Universal HD networks), as well as Universal Cable Productions and Wilshire Studios. Prior to joining NBCUniversal in May 2004, Ms. Hammer served as President of Syfy from 2001 to 2004 and held other senior executive positions at Syfy and USA Network from 1989 to 2000. Earlier in her career, she was an original programming executive at Lifetime Television Network from 1987 to 1989.
OTHER PUBLIC AND PRIVATE COMPANY BOARDS
Ms. Hammer has served as a member of the board of directors of Participant Media, LLC, a private American independent film production company, since March 2022. Ms. Hammer previously served as a member of the board of directors of eBay, Inc. during the past five years.
Other Affiliations
In addition to her for-profit affiliations, Ms. Hammer currently sits on the Board of Governors for the Motion Picture & Television Fund Foundation and serves on the strategic planning committee for Boston University’s College of Communication, her alma mater, and from which Ms. Hammer received an honorary doctorate degree in 2017.

When concluding that Ms. Hammer should serve as a director, the Board considered her experience as Vice Chairman of NBCUniversal, as well as her experience as Chairman of both NBCUniversal Content Studios and NBCUniversal Direct to Consumer and Digital Enterprises, and her prior roles with NBCUniversal Cable Entertainment, NBCUniversal Media, LLC, USA Network and Lifetime Television Network, which the Board believes give her particular insight into business strategy and leadership, as well as a high level of financial literacy and a seasoned insight into the media and entertainment industries, particularly pay television network programming and production and multiplatform branding.

Victor A. Kaufman, Vice Chairman, IAC
AGE: 80	DIRECTOR SINCE: December 1996	COMMITTEES: Executive Committee
PROFESSIONAL EXPERIENCE
Mr. Kaufman has been Vice Chairman of IAC since October 1999. Mr. Kaufman also served as Vice Chairman of Expedia Group, Inc. from August 2005 to June 2018. Previously, Mr. Kaufman served in IAC’s Office of the Chairman from January 1997 to November 1997 and as IAC’s Chief Financial Officer from November 1997 to October 1999. Prior to joining IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.
OTHER PUBLIC COMPANY BOARDS
Mr. Kaufman served as a member of the board of directors of Expedia Group from August 2005 to March 2020. He also served as Vice Chairman of the board of directors of Live Nation from August 2008 through January 2010, and continued to serve as a member of the board of directors of Live Nation from January 2010 through December 2010. In addition, Mr. Kaufman served as a member of the board of directors of TripAdvisor from December 2011 to February 2013.

When concluding that Mr. Kaufman should serve as a director, the Board considered the unique knowledge and experience regarding IAC and its businesses that he has gained through his involvement with IAC in various roles since 1996, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Joseph Levin, Chief Executive Officer, IAC
AGE: 44	DIRECTOR SINCE: June 2015	COMMITTEES: None
PROFESSIONAL EXPERIENCE
Mr. Levin has served as Chief Executive Officer of IAC since June 2015. Prior to this appointment, Mr. Levin served as Chief Executive Officer of IAC Search & Applications, overseeing the desktop software, mobile applications and media properties that comprised IAC’s former Search & Applications segment, from January 2012 to June 2015. From November 2009 to January 2012, Mr. Levin served as Chief Executive Officer of Mindspark Interactive Network, an IAC subsidiary, and previously served in various capacities at IAC in strategic planning, mergers and acquisitions and finance since joining IAC. Mr. Levin also served as Chief Executive Officer of Angi Inc. from October 2022 until April 2024.
OTHER PUBLIC COMPANY BOARDS
Mr. Levin has served as a director and Chairman of the board of directors of Angi Inc. since September 2017 and as a director of MGM Resorts International since August 2020. Mr. Levin previously served as a director and Chairman of the board of directors of Vimeo, Inc. ((“Vimeo”) from May 2021 through March 2023), as a director of Match Group, Inc. ((“Match Group”) from October 2015 through September 2022) and as a director of Groupon, Inc. (from March 2017 to July 2019).
Other Affiliations
In addition to his for-profit affiliations, Mr. Levin serves on the Undergraduate Executive Board of Wharton School.

When concluding that Mr. Levin should serve as a director, the Board considered the unique knowledge and experience regarding IAC and its businesses that he has gained through his various roles with IAC since 2003, most recently his role as Chief Executive Officer of IAC, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Bryan Lourd, Partner and Managing Director, Creative Artists Agency
AGE: 63	DIRECTOR SINCE: April 2005	COMMITTEES: Audit Committee
PROFESSIONAL EXPERIENCE
Mr. Lourd has served as a partner and Managing Director of Creative Artists Agency (“CAA”) since October 1995. CAA is among the world’s leading entertainment agencies and is based in Los Angeles, California, with offices in Nashville, New York, London and Beijing, among other locations. He is a graduate of the University of Southern California.

When concluding that Mr. Lourd should serve as a director, the Board considered his extensive experience as a principal of CAA, which the Board believes gives him particular insight into business strategy and leadership, as well as unique and specialized experience regarding the entertainment industry and marketing.

David Rosenblatt, Chief Executive Officer, 1stdibs.com, Inc.
AGE: 56	DIRECTOR SINCE: December 2008	COMMITTEES: Compensation and Human Capital Committee
PROFESSIONAL EXPERIENCE
Mr. Rosenblatt has served as the Chief Executive Officer of 1stdibs.com, Inc. (an online marketplace for design, including furniture, art, jewelry and fashion (“1stdibs.com”)) since November 2011. Mr. Rosenblatt previously served as President, Global Display Advertising, of Google, Inc. from October 2008 through May 2009. Mr. Rosenblatt joined Google in March 2008 in connection with Google’s acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and held several executive positions during his tenure, including Chief Executive Officer of DoubleClick from July 2005 through March 2008 and President of DoubleClick from 2000 through July 2005.
OTHER PUBLIC COMPANY BOARDS
Mr. Rosenblatt currently serves as a member of the board of 1stdibs.com and previously served as a member of the boards of directors of Twitter and Farfetch UK Limited (the world’s largest digital marketplace for luxury fashion) during the past five years.

When concluding that Mr. Rosenblatt should serve as a director, the Board considered his extensive and unique experience in the online advertising and digital marketing technology and services industries, as well as his management experience with DoubleClick, Google and 1stdibs.com, which the Board believes gives him particular insight into business strategy and leadership, as well as a deep understanding of the online advertising and e-commerce industries.

Maria Seferian, President and Chief Legal Officer, Hillspire, LLC
AGE: 51	DIRECTOR SINCE: December 2023	COMMITTEES: None
PROFESSIONAL EXPERIENCE
Ms. Seferian is currently President and Chief Legal Officer of Hillspire, LLC, an integrated, single-family management firm (“Hillspire”), and had served as General Counsel of Hillspire since 2014. In her role, Ms. Seferian oversees the firm’s legal, tax, special investments and initiatives, trusts & estates, strategic planning, grants management and compliance functions. Prior to joining Hillspire, Ms. Seferian worked (most recently as a partner) at Munger, Tolles & Olson, LLP, a law firm with a national and international practice, from 2001, where she specialized in mergers and acquisitions, joint ventures, capital markets and general corporate transactions, representing private and public clients across diverse industries from private equity to entertainment. From 2013 to 2014, Ms. Seferian also served as Interim Director and Chief Executive Officer of the Museum of Contemporary Art in Los Angeles (“MOCA”), where she led the institution through a financial turn-around, securing its long-term stability.
OTHER EXPERIENCE AND AFFILIATIONS
Ms. Seferian holds a Bachelor of Arts in philosophy and Master of Arts from the University of Illinois at Urbana-Champaign and a J.D. with honors from Harvard Law School. Following law school and before entering private practice, Ms. Seferian served as a judicial clerk for the Honorable Justice James L. Oakes in the U.S. Court of Appeals for the Second Circuit. In addition to her for-profit affiliations, Ms. Seferian serves as Chairperson of the Board of Trustees of MOCA and as a director of the Schmidt Family Foundation.

When concluding that Ms. Seferian should serve as a director, the Board considered her legal expertise and experience at Hillspire, as well as her high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Alan G. Spoon, Former General Partner and Partner Emeritus, Polaris Partners
AGE: 72	DIRECTOR SINCE: February 2003	COMMITTEES: Audit Committee
PROFESSIONAL EXPERIENCE
Mr. Spoon served as General Partner and Partner Emeritus of Polaris Partners from 2011 to 2018. He previously served as Managing General Partner of Polaris Partners from 2000 to 2010. Polaris Partners is a private investment firm that provides venture capital and management assistance to development stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company (now known as Graham Holdings Company) from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to his service in these roles, he held a wide variety of positions at The Washington Post Company, including as President of Newsweek from September 1989 to May 1991.
OTHER PUBLIC COMPANY BOARDS
Mr. Spoon has served as a member of the board of directors of Danaher Corporation (a designer, manufacturer and marketer of professional, medical, industrial and commercial products and services) since July 1999, as a member of the board of directors of Match Group, since November 2015 and as Chairman of the board of directors of Fortive Corporation (a developer, manufacturer and marketer of professional and engineered products, software and services for a variety of end markets) since July 2016. Mr. Spoon previously served as a member of the board of directors of Cable One, Inc. (a leading broadband communications provider) during the past five years.
Other Affiliations
In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and is a longtime member of the MIT Corporation, where he serves on the Executive Committee and is Chair of its Risk and Audit Committee. He also serves as director of The Axim Collaborative Foundation (a social enterprise dedicate to expanding access to education and deepening its impact for learners) .

When concluding that Mr. Spoon should serve as a director, the Board considered his extensive private and public company board experience and public company management experience, all of which the Board believes give him particular insight into business strategy, leadership and marketing in the media industry, as well as his experience serving on audit committees (and the attendant risk oversight duties), which the Board believes give him particular insight into risk management. IAC’s Board also considered Mr. Spoon’s private equity experience and engagement with the MIT Corporation, which the Board believes gives him particular insight into trends in the internet and technology industries, as well as into acquisition strategy and financing.

Alexander von Furstenberg, Chief Investment Officer, Ranger Global Advisors, LLC
AGE: 54	DIRECTOR SINCE: December 2008	COMMITTEES: None
PROFESSIONAL EXPERIENCE
Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC, a family office focused on value-based investing (“Ranger”), which he founded in June 2011. Prior to founding Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer from 2003 to 2011. Since 2001, he has acted as Chief Investment Officer of Arrow Finance, LLC (formerly known as Arrow Investments, Inc.), the private investment office that serves his family. Mr. von Furstenberg also serves as a partner and Co-Chairman of Diane von Furstenberg Studio, LLC.
OTHER PUBLIC COMPANY BOARDS
Mr. von Furstenberg has served as a member of the board of directors of Expedia Group and Vimeo since December 2015 and June 2023, respectively. Mr. von Furstenberg previously served on the board of directors of La Scogliera (an Italian financial holding company with a majority stake in Banca Ifis) during the past five years.
Other Affiliations
In addition to his for-profit affiliations, Mr. Von Furstenberg serves as a director of The Diller-von Furstenberg Family Foundation and as a member of the board of directors of Friends of the High Line.

When concluding that Mr. von Furstenberg should serve as a director, the Board considered his private investment and public board experience, which the Board believes give him particular insight into capital markets and investment strategy, as well as a high level of financial literacy. Mr. von Furstenberg is Mr. Diller’s stepson.

Richard F. Zannino, Managing Director, CCMP Capital Advisors, LLC
AGE: 65	DIRECTOR SINCE: June 2009	COMMITTEES: Audit and Compensation and Human Capital Committees
PROFESSIONAL EXPERIENCE
Since July 2009, Mr. Zannino has been a Managing Director at CCMP Capital Advisors, LLC, a private equity firm, where he also serves as a member of the firm’s Investment Committee and as co-head of the firm’s consumer sector. Mr. Zannino previously served as Chief Executive Officer and a member of the board of directors of Dow Jones & Company from February 2006 to December 2007, when Mr. Zannino resigned from these positions upon the acquisition of Dow Jones by News Corp. Prior to this time, Mr. Zannino served as Chief Operating Officer of Dow Jones from July 2002 to February 2006 and as Executive Vice President and Chief Financial Officer of Dow Jones from February 2001 to June 2002. Prior to his tenure at Dow Jones, Mr. Zannino served in a number of executive capacities at Liz Claiborne from 1998 to January 2001, and prior to that time served as Executive Vice President and Chief Financial Officer of General Signal (a manufacturer of equipment for the process, electrical and industrial technology industries) and in a number of executive capacities at Saks Fifth Avenue.
OTHER PUBLIC COMPANY BOARDS
Mr. Zannino has served as a member of the boards of directors of The Estée Lauder Companies, Inc. (a multinational manufacturer and marketer of skincare, makeup, fragrance and haircare products) and Ollie’s Bargain Outlet (a leading American retailer of closeout merchandise and excess inventory) since January 2010 and July 2015, respectively. He previously served as a member of the board of directors of Hillman Solutions Corp. (a leading North American provider of complete hardware solutions), Francesca’s Collections (a women’s boutique clothing and accessories chain) and Jamieson Wellness (a leading Canadian branded manufacturer, distributor and marketer of natural health products) during the past five years.
Other Affiliations
In addition to his for-profit affiliations, Mr. Zannino currently serves as Vice Chairman of the Board of Trustees of Pace University.

When concluding that Mr. Zannino should serve as a director, the Board considered his extensive public company management experience, which the Board believes gives him particular insight into business strategy, leadership and marketing, and his high level of financial literacy, as well as his experience serving on audit committees (and the attendant risk oversight duties), which the Board believes gives him particular insight into risk management. IAC’s Board also considered Mr. Zannino’s private equity experience, which the Board believes gives him particular insight into acquisition and investment strategy and financing.

Corporate Governance
Leadership Structure

IAC’s business and affairs are overseen by its Board, which currently has twelve members. There are three management representatives on the Board and, of the nine remaining current directors, eight are independent.
Board of Directors
Management Representatives				Independent Representatives
Barry Diller	Victor A. Kauman	Joseph Levin	Alexander von Furstenberg	Chelsea Clinton	Michael D. Eisner	Bonnie S. Hammer	Bryan Lourd	David Rosenblatt	Maria Seferian	Alan G. Spoon	Richard F. Zannino
The Board has standing Audit, Compensation and Human Capital, and Nominating Committees, each comprised solely of independent directors, as well as an Executive Committee. For more information regarding director independence and committees of the Board, see the discussion under Director Independence and Board of Directors and Board Committees below. All of IAC’s directors play an active role in board matters, are encouraged to communicate among themselves and directly with IAC’s Chairman and Senior Executive and Chief Executive Officer and have full access to IAC management at all times.
IAC’s independent directors meet in scheduled executive sessions without IAC management present at least twice a year and may schedule additional meetings as they deem appropriate. The Board does not have a lead independent director or any other formally appointed leader for these sessions. The independent membership of the Audit, Compensation and Human Capital and Nominating Committees ensures that directors with no ties to IAC management are charged with oversight for all financial reporting and executive compensation related decisions made by IAC management, as well as for recommending candidates for board membership. At each regularly scheduled board meeting, the Chairperson of each of these committees (as applicable) provides the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled board meeting.
Mr. Diller currently serves as both Chairman and Senior Executive of IAC and has held both positions (for IAC and its predecessor entity) since December 2010. Mr. Levin currently serves as Chief Executive Officer of IAC and has held this position (for IAC and its predecessor entity) since June 2015. This leadership structure provides IAC with the benefit of Mr. Diller’s continued oversight of IAC’s strategic goals and vision, coupled with the benefit of a full time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of IAC and its operating businesses. At this time, IAC believes that this leadership structure is the most appropriate one for IAC and its stockholders.

Risk Oversight
IAC management is responsible for assessing and managing IAC’s exposure to various risks on a day-to-day basis, which responsibilities include the creation of appropriate risk management programs and policies. IAC management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing IAC. Such guidelines and policies include (among others) an assessment across all of IAC’s businesses, in connection with which management at each IAC business assesses, on an ongoing basis, strategic, financial, operational, information security and regulatory risks, together with related mitigation plans.
The results of these assessments are then consolidated and reviewed by an Executive Risk Committee, which consists of members of IAC senior management. As part of its review, the Executive Risk Committee will prioritize risks and discuss mitigation plans. Following such review, these risk assessments are discussed at least semi-annually with the Audit Committee and at least annually with the Board.
In developing this framework, IAC recognizes that leadership and success are impossible without taking risks; however, the imprudent acceptance of risks or the failure to appropriately identify and mitigate risks could adversely impact IAC stockholder value. The Board is responsible for overseeing IAC management in the execution of its responsibilities and for assessing IAC’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and through discussions with IAC management, as well as through the Audit Committee (which examines various components of financial and cybersecurity risks, among other risks) and the Compensation and Human Capital Committee (which examines compensation-related and workplace conduct risks, among others) as part of their responsibilities.
Information security and cybersecurity are key risks to our business, and therefore key focuses of our risk management efforts. We assess, identify and manage cybersecurity risks as part of a comprehensive information security program that is intended to be aligned with standard industry frameworks, such as International Organization for Standardization (IOS) 27000 and the National Institute of Standards and Technology (NIST) Cyber Security Framework. The Board is responsible for overseeing Company management’s execution of its cybersecurity responsibilities, including its approach to cybersecurity risk management. The Board executes this oversight in coordination with the Audit Committee, which pursuant to its charter, assists the Board with risk assessment and risk management policies as they relate to cybersecurity risk exposure (among other risk exposures), as well as part of its regularly scheduled meetings and through discussions with Company management on an as needed basis.
Certain compensation-related matters are also key components of risk management at IAC, with IAC periodically conducting risk assessments of its compensation policies and practices for its employees, including those related to its executive compensation programs. The goal of these assessments is to determine whether the general structure of IAC’s compensation policies and programs and the administration of these programs pose any material risks to IAC. Any material findings as a result of these assessments are discussed with the Compensation and Human Capital Committee and, where appropriate, the Board. Based upon these assessments, IAC believes that its compensation policies and programs do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on IAC.
In addition, an overall review of risks is inherent in the consideration by the Board of IAC’s long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The role of the Board in risk oversight of IAC is consistent with IAC’s leadership structure, with IAC’s Chairman and Senior Executive, Chief Executive Officer and other members of IAC senior management having responsibility for assessing and managing IAC’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.
Clawback Policy
In 2023, IAC adopted a clawback policy in accordance with the adoption of the final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act Wall Street Reform and the Consumer Protection Act by the SEC. This policy provides for the mandatory recovery of erroneously awarded “incentive-based compensation” from current and former IAC “executive officers” (as such terms are defined in the final rules) in the event of certain accounting restatements specified in the final rules. The recovery of such compensation applies regardless of whether a given executive officer engaged in misconduct or otherwise caused or contributed to the relevant accounting restatement.

Stock Ownership Policy
IAC has a stock ownership policy that covers members of the Board and executive officers. The policy provides for a minimum IAC ownership target that each non-employee director, as well as IAC’s Chairman and Senior Executive, Chief Executive Officer and other executive officers of IAC, is expected to accumulate and hold. Under the policy, all non-employee directors are expected to hold the lesser of a number of shares of IAC common stock with a value of at least five times their annual cash retainer (rounded down to the nearest 100 shares) and 12,400 shares of IAC common stock. For ownership target levels applicable to IAC’s Chairman and Senior Executive, Chief Executive Officer and other executive officers of IAC, see Compensation Discussion and Analysis — Stock Ownership Policy.
Hedging Policies and Practices
IAC’s securities trading policy provides that no director, officer or employee of IAC and its businesses may engage in transactions in publicly traded options, such as puts, calls and other derivative securities, relating to securities of IAC and/or any publicly traded subsidiary of IAC, or engage in short sales with respect to securities of IAC and/or its publicly traded subsidiaries. This prohibition extends to any and all forms of hedging and monetization transactions, such as zero-cost collars and forward sale contracts (among others).
Director Independence
Under the Marketplace Rules of The Nasdaq Stock Market, LLC (the “Maketplace Rules”), the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, in February 2024, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by IAC management, as well as from IAC records and publicly available information. Following these determinations, IAC management monitors those transactions, relationships and arrangements that were relevant to such determinations, as well as periodically solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on prior independence determinations.
In February 2024, the Board determined that each of Messrs. Eisner, Lourd, Rosenblatt, Spoon and Zannino and Mses. Clinton, Hammer and Seferian satisfied the director independence requirements set forth in the Marketplace Rules, and that the members of the Audit and Compensation and Human Capital Committees also satisfied separate independence requirements under the standard imposed by applicable SEC rules and the Marketplace Rules for audit committee and compensation committee members.
Of the remaining incumbent directors in the case of both determinations, Messrs. Diller, Kaufman and Levin are executive officers of IAC and Mr. von Furstenberg is Mr. Diller’s stepson. Given these relationships, none of these directors is independent.
Director Nominations
The Nominating Committee identifies, reviews and evaluates individuals qualified to become members of the Board and recommends candidates to the Board. While there are no specific requirements for eligibility to serve as a director of IAC, in evaluating candidates, the Nominating Committee will consider (regardless of how the candidate was identified or recommended) whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate’s experience and expertise would be beneficial to the Board, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC’s stockholders. While the Board does not have a formal diversity policy, the Nominating Committee also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other members of the Board and those represented by the Board as a whole to ensure that the Board has the right mix of skills, expertise and background. As contemplated by the Board diversity requirements set forth in the Marketplace Rules, certain gender and demographic information for the Board is set forth in the following matrix:

Board Diversity Matrix (as of May 1, 2024)
Board Size:
Total Number of Directors				12
Part I: Gender Identity	Female	Male	Non- Binary	Did Not Disclose Gender
Directors	3	6	—	3
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	3
The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as to date, IAC has not received any such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC Inc., 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as an IAC stockholder, provide a brief summary of the candidate’s qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender’s IAC stock ownership. Any director recommendations will be reviewed by IAC’s Corporate Secretary and the Chairman and Senior Executive, and if deemed appropriate, forwarded to the Nominating Committee for further review. If the Nominating Committee believes that the candidate fits the profile of a director described above, the recommendation will be shared with the Board.
Communications with IAC’s Board
Stockholders who wish to communicate with the Board or a particular director may send any such communication to IAC Inc., 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder  —  Board Communication” or “Stockholder  —  Director Communication.” All such letters must identify the author as an IAC stockholder, provide evidence of the sender’s IAC stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. IAC’s Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.
The Board and Board Committees

The Board
During 2023, IAC’s Board met five times and took action by written consent once. All then-incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served during 2023. Directors are not required to attend annual meetings of IAC stockholders. Two members of the Board attended IAC’s 2023 annual meeting of stockholders.
The Board currently has four standing committees: the Audit Committee, the Compensation and Human Capital Committee, the Nominating Committee and the Executive Committee.
Board Committees
The following table sets forth the members of each committee of the Board, the number of meetings held by each such committee during 2023 and the number of times that each such committee took action by written consent during 2023. Each committee member identified below served in the capacities set forth in the following table for all of 2023.

Name	Audit Committee	Compensation and Human Capital Committee	Nominating Committee	Executive Committee
Chelsea Clinton(1)	—	—	—	—
Barry Diller	—	—	—	X
Michael D. Eisner(1)	—	—	X	X
Bonnie S. Hammer(1)	—	—	X	—
Victor A. Kaufman	—	—	—	X
Joseph Levin	—	—	—	—
Bryan Lourd(1)	X	—	—	—
David Rosenblatt(1)	—	Chair	—	—
Maria Seferian(1)	—	—	—	—
Alan G. Spoon(1)	Chair	—	—	—
Alexander von Furstenberg	—	—	—	—
Richard F. Zannino(1)	X	X	—	—
Number of Meetings	8	4	1	0
Number of Written Consents	0	6	1	1

(1)
Independent director.

Audit Committee
The Audit Committee of the Board functions pursuant to a written charter adopted by the Board, the most recent version of which was filed as Appendix A to the proxy statement filed in connection with our 2023 annual meeting of stockholders. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring: (i) the integrity of IAC’s financial statements, (ii) the effectiveness of IAC’s internal control over financial reporting, (iii) the qualifications and independence of IAC’s independent registered public accounting firm, (iv) the performance of IAC’s internal audit function and independent registered public accounting firm, (v) IAC’s risk assessment and risk management policies as they relate to financial, cybersecurity and other risk exposures, and (vi) the compliance by IAC with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication among its members, IACs independent registered public accounting firm, IAC’s internal audit function and IAC management. The Audit Committee may form and delegate authority to subcommittees and may delegate authority to one or more of its members. The formal report of the Audit Committee is set forth under the caption Audit Committee Matters  —  Audit Committee Report.
The Board has previously concluded that Mr. Spoon is an “audit committee financial expert,” as such term is defined in applicable SEC rules and the Marketplace Rules and has satisfied the independence requirements set forth therein.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee of the Board functions pursuant to a written charter adopted by the Board, the most recent version of which was filed as Appendix B to the proxy statement filed in connection with our 2023 annual meeting of stockholders. The Compensation and Human Capital Committee is appointed by the Board to assist the Board with all matters relating to the compensation of IAC’s executive officers, as well as with those relating to human capital and workplace conduct. Consistent with its responsibility for these matters, the Compensation and Human Capital Committee has overall responsibility for approving and evaluating all compensation plans, policies and programs of IAC as they relate to IAC’s executive officers, as well as works with IAC management to assess risks relating to compensation, human capital and workplace conduct. The Compensation and Human Capital Committee may form and delegate authority to subcommittees and may delegate authority to one or more of its members. The Compensation and Human Capital Committee may also delegate to one or more IAC executive officers the authority to make grants of equity-based compensation to eligible individuals (other than directors and executive officers) to the extent allowed under Delaware law. For additional information on IAC’s processes and procedures for the consideration and determination of executive compensation and the related roles of the Compensation and Human Resources Committee, IAC management and consultants, see the discussion under Compensation Discussion and Analysis. The formal report of the Compensation and Human Capital Committee is set forth under the caption Compensation and Human Capital Committee Report.

Nominating Committee
The Nominating Committee of the Board functions pursuant to a written charter adopted by the Board, the most recent version of which was filed as Appendix C to the proxy statement filed in connection with our 2023 annual meeting of stockholders. The Nominating Committee is appointed by the Board to assist the Board with all matters relating to: (i) the identification, review and evaluation of individuals qualified to become members of the Board, (ii) the recommendation of director nominees for the next annual meeting of stockholders (and nominees to fill vacancies on the Board as necessary) and (iii) the making of recommendations with respect to the compensation and benefits of non-employee directors.
Executive Committee
The Executive Committee of the Board has all the power and authority of the Board, except those powers specifically reserved to the Board by Delaware law or IAC’s organizational documents.

Proposal 2 — Charter Amendment Proposal
Effective August 1, 2022, the State of Delaware, which is IAC’s state of incorporation, enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances. Specifically, Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) was amended to authorize corporations to adopt a provision in their certificate of incorporation to eliminate or limit monetary liability of certain corporate officers, or exculpation, for breach of the fiduciary duty of care. This legislation only permits, and the Charter Amendment Proposal would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of IAC) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith (or that involve intentional misconduct or a knowing violation of law) or any transaction in which a given officer derived an improper personal benefit. Previously, the DGCL only allowed exculpation of directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) a corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) “named executive officers” identified in the corporation’s SEC filings and (iii) other individuals who have agreed to be identified as officers of such corporation.
Article IX of IAC’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently provides for the exculpation of directors from personal liability for monetary damages associated with breaches of the duty of care, but does not have a similar limitation of liability for officers. We are proposing to amend the Certificate of Incorporation to add a provision exculpating certain of IAC’s officers from liability in specific circumstances, as permitted by the DGCL and as described above (the “Proposed Charter Amendment”). The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in officer accountability and in IAC being able to attract and retain quality officers to work on its behalf.
The Board considered the benefits and detriments of eliminating personal liability of certain of our officers under certain circumstances. The Board believes that it is important to reduce the unequal and inconsistent treatment of directors and officers associated with claims related to any alleged breach of the duty of care and improve alignment of officers and directors on duty of care responsibilities. Aligning the protections available to our directors and those of our officers will disallow plaintiffs from bringing certain claims against individual officers that would otherwise have been exculpated if brought against our directors.
The Board also expects other Delaware corporations to continue to implement this provision. IAC’s adoption of the Charter Amendment Proposal would also better position IAC to continue to attract and retain top management talent by providing this additional protective provision. Further, the Board noted that the Proposed Charter Amendment would not negatively impact stockholder rights. Therefore, considering the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits expected to accrue to IAC and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Board determined that it is in the best interests of IAC and its stockholders to amend the Certificate of Incorporation as described above.
The text of the Proposed Charter Amendment is attached as Appendix A to this proxy statement.
If approved by our stockholders, the Proposed Charter Amendment would become effective upon its filing with the Secretary of State of the State of Delaware, which IAC intends to file as promptly as practicable following the Annual Meeting.
The approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of IAC capital stock, voting together as a single class.
FOR	IAC’s Board recommends a vote FOR the Charter Amendment Proposal

Proposal 3 — Advisory Say on Pay Proposal
As required pursuant to Section 14 of the Exchange Act of 1934, as amended (the “Exchange Act”), IAC is seeking an advisory vote from its stockholders to approve the compensation of IAC’s named executives for 2023. This proposal is not intended to address any specific item of compensation, but rather IAC’s overall compensation program and policies relating to its named executives.
As described in detail in the Compensation Discussion and Analysis, IAC’s executive officer compensation program is designed to provide the level of compensation necessary to attract, retain, motivate and reward talented and experienced executives and to motivate them to achieve short-term and long-term goals, thereby enhancing stockholder value and creating a successful company.
IAC believes that its executive officer compensation program, with its balance of short-term and long-term incentives, rewards sustained performance that is aligned with the long-term interests of IAC stockholders. Accordingly, IAC believes that the compensation paid to its named executives in 2023 was fair and appropriate and is asking IAC stockholders to vote FOR the adoption of the following resolution:
“RESOLVED, that IAC’s stockholders approve, on an advisory basis, the compensation of IAC’s named executives for 2023, as disclosed in this proxy statement, pursuant to the U.S. Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related narrative discussion.”
The approval, on an advisory basis, of the Advisory Say on Pay Proposal requires the affirmative vote of holders of a majority of the aggregate voting power of the shares of IAC capital stock present in person or represented by proxy and entitled to vote on the matter, voting together as a single class. The vote is advisory in nature and therefore not binding on IAC or the Board. However, the Board and the Compensation and Human Capital Committee value the opinions of all of IAC’s stockholders and will consider the outcome of this vote when making future compensation decisions for its named executives.
FOR	IAC’s Board recommends a vote FOR the Advisory Say on Pay Proposal.

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm
Subject to stockholder ratification, the Audit Committee of IAC’s Board has appointed Ernst & Young LLP as IAC’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
The Audit Committee annually evaluates the performance of Ernst & Young LLP and determines whether to continue to retain such firm or consider the retention of another firm. In appointing Ernst & Young LLP as IAC’s independent registered public accounting firm for 2024, the Audit Committee considered: (i) the firm’s performance as IAC’s independent registered public accounting firm, (ii) the fact that the firm has audited the financial statements of IAC (and its predecessor entities) since 1996, (iii) the firm’s independence with respect to the services to be performed for IAC and (iv) the firm’s strong and considerable qualifications and general reputation for adherence to professional auditing standards.
A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses to do so and will be available to respond to appropriate questions.
Ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and entitled to vote on the matter, voting together as a single class.
FOR	IAC’s Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

Audit Committee Matters
Audit Committee Report
The Audit Committee functions pursuant to a written charter adopted by the Board, the most recent version of which was filed as Appendix A to the proxy statement filed in connection with our 2023 annual meeting of stockholders. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of: (i) the integrity of IAC’s financial statements, (ii) the effectiveness of IAC’s internal control over financial reporting, (iii) the qualifications and independence of IAC’s independent registered public accounting firm, (iv) the performance of IAC’s internal audit function and independent registered public accounting firm, (v) IAC’s risk assessment and risk management policies as they relate to financial and other risk exposures and (vi) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for IAC’s financial reporting process, including systems of internal control over financial reporting. The independent registered public accountants are responsible for performing an independent audit of IAC’s consolidated financial statements and the effectiveness of IAC’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and to issue a report thereon. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes.
In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC included in the Annual Report on Form 10-K for the year ended December 31, 2023 with IAC’s management and Ernst & Young LLP, IAC’s independent registered public accounting firm (“Ernst & Young”), as well as related reports regarding such financial statements and internal control over financial reporting with Ernst & Young.
The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from IAC and its management.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for IAC be included in IAC’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Members of the Audit Committee
Alan G. Spoon (Chair)
Bryan Lourd
Richard Zannino

Fees Paid to IAC’s Independent Registered Public Accounting Firm
The following table sets forth fees for all professional services rendered by Ernst & Young LLP to IAC for the years ended December 31, 2023 and 2022:
	2023	2022
Audit Fees(1)	$5,763,418	$5,526,050
Audit-Related Fees(2)	$606,066	$907,000
Total Audit and Audit-Related Fees	$6,369,484	$6,433,050
Tax Fees(3)	$21,000	$11,000
Total Fees	$6,390,484	$6,444,050

(1)
Audit Fees in 2023 and 2022 include fees: (i) associated with the annual audit of financial statements and internal control over financial reporting and the review of periodic reports, (ii) for accounting consultations and (iii) for statutory audits (audits required by local law performed for an IAC business in a jurisdiction abroad).

Excludes 2023 and 2022 Audit Fees in the total aggregate amount of $2,625,553 and $2,572,876, respectively, incurred and paid directly by Angi Inc.
(2)
Audit-Related Fees in 2023 and 2022 include fees associated with: (i) the annual audit of stand-alone financial statements for Dotdash Meredith, Inc., a wholly-owned subsidiary of IAC (“Dotdash Meredith”), which Dotdash Meredith is required to deliver to its lenders, (ii) employee benefit plan audits for IAC and Dotdash Meredith, (iii) post-report review procedures performed in connection with the issuance of consents in SEC filings by a wholly-owned subsidiary of IAC and (iv) an aviation fuel audit for Dotdash Meredith.

(3)
Tax fees in 2023 and 2022 primarily include fees paid for international tax compliance services.

Audit and Non-Audit Services Pre-Approval Policy
The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC’s independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm’s independence from IAC and its management. Unless a type of service to be provided by IAC’s independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels also require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee considers whether such services are consistent with applicable rules regarding auditor independence.
All tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is twelve (12) months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee reviews the list of pre-approved services from time to time and will revise it as and if appropriate. Pre-approved fee levels for all services to be provided by IAC’s independent registered public accounting firm are established periodically from time to time by the Audit Committee.
Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members and has currently delegated this authority to its Chairperson. The decisions of the Chairperson (or any other member(s) to whom such authority may be delegated) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to IAC management.

INFORMATION CONCERNING IAC EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Background information about IAC’s current executive officers who are not director nominees is set forth below. For background information about IAC’s Chairman and Senior Executive, Barry Diller, Chief Executive Officer, Joseph Levin, and Vice Chairman, Victor A. Kaufman, see Information Concerning Director Nominees beginning on page 7.
CHRISTOPHER HALPIN Executive Vice President, Chief Financial Officer and Chief Operating Officer
Christopher Halpin, age 47, has served as Executive Vice President, Chief Financial Officer and Chief Operating Officer of IAC since February 2023 and prior to that time, served as Executive Vice President and Chief Financial Officer of IAC since January 2022. Prior to joining IAC, Mr. Halpin spent nearly a decade in leadership roles at the National Football League (the “NFL” or the “League”), most recently as NFL Executive Vice President and Chief Strategy & Growth Officer from December 2018 to January 2022, in which capacity he oversaw all strategic growth and development opportunities, including the League’s digital and sports betting strategies, data and analytics, and its expansion internationally. From March 2017 to December 2018, Mr. Halpin served as the League’s Chief Strategy Officer. Prior to (and from March 2017 to March 2018, contemporaneously with) this role, Mr. Halpin led the League’s Consumer Products business from August 2014 to March 2018, including its activities in e-commerce and gaming, and before that time, he led strategy and business development for the League’s media business from June 2013 to August 2014. Before joining the NFL, Mr. Halpin was a Partner and Managing Director at Providence Equity Partners, where he worked for thirteen years, during which time he led transactions across the firm’s media, entertainment and technology investments. Mr. Halpin began his career in the Merchant Banking Department of Goldman Sachs & Co. Mr. Halpin has served on the board of directors of Angi Inc. since June 2022.

KENDALL HANDLER Executive Vice President, Chief Legal Officer and Secretary
Kendall Handler, age 39, has served as Executive Vice President and Chief Legal Officer of IAC since January 2022, and prior to that time, served as Senior Vice President and General Counsel of IAC from January 2021 to January 2022. Prior to assuming these roles, Ms. Handler spent over three years overseeing all legal aspects of IAC’s merger and acquisitions activity, first in her capacity as M&A Counsel of IAC and then as Vice President, M&A Counsel of IAC. Before joining IAC in 2017, Ms. Handler served for over six years as an associate at Wachtell, Lipton, Rosen & Katz, where she advised clients on mergers and acquisitions, corporate governance and other general corporate matters. Ms. Handler has served on the board of directors of Angi Inc. since December 2020 and served on the board of directors of Vimeo from May 2021 to June 2023.

Compensation Discussion and Analysis
Philosophy and Objectives

Overview
The executive officers whose compensation is discussed in this compensation discussion and analysis (the “CD&A”), and to whom IAC refers to as its named executive officers in this CD&A (the “NEOs”), are:
•
Barry Diller, Chairman and Senior Executive;

•
Joseph Levin, Chief Executive Officer;

•
Christopher Halpin, Executive Vice President, Chief Financial Officer and, from and after February 2, 2023, Chief Operating Officer;

•
Kendall Handler, Executive Vice President, Chief Legal Officer and Secretary; and

•
Mark Stein, Senior Advisor (from and after March 1, 2023) and former Executive Vice President and Chief Strategy Officer.

IAC’s executive compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable IAC to meet its growth objectives.
Although IAC is a publicly traded company, it attempts to foster an entrepreneurial culture, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain executive officers, as well as other executives who may become executive officers at a later time, IAC competes not only with other public companies, but also with earlier stage companies, companies funded by private equity and venture capital and other professional firms. IAC structures its executive compensation program so that it can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.
While IAC considers competitive market data in establishing broad compensation policies and practices and annually assesses the compensation associated with particular executive positions, it does not definitively rely on competitive market data or other benchmarking information in establishing executive compensation levels or structures. IAC makes decisions based on a host of factors particular to a given executive officer’s situation, including its firsthand experience with competition for recruiting executives and its understanding of the current environment, and believes that over-reliance on survey data (or a benchmarking approach) is too rigid for the dynamic and fast changing marketplace for talent in which IAC competes.
Similarly, IAC believes that arithmetic approaches to measuring and rewarding short-term performance often fail to adequately take into account the multiple factors that contribute to success at the individual executive and business level. In any given fiscal year, IAC may have multiple objectives, and these objectives (and their relative importance) often change as competitive and strategic landscapes shift. Accordingly, IAC has historically avoided the use of strict formulas in its annual bonus program, believing that they often over-compensate or under-compensate a given performance level. IAC instead relies primarily on an approach that, while based on clear objectives, is not formulaic and allows for the exercise of discretion by the Compensation and Human Capital Committee of IAC’s Board (for purposes of this CD&A, the “Committee”) based on its review of a range of Company and, to a lesser extent, individual performance factors and other considerations in setting final bonus amounts.
In addition, IAC is of the view that long-term incentive compensation in the form of equity awards aligns the interests of executives with those of its stockholders. To further this important goal, equity awards play a prominent role in IAC’s overall executive compensation program. IAC has changed the form of its equity awards periodically over the years. For example, in 2019, IAC shifted from stock options to full value awards in an effort to reduce the dilutive impact of equity awards granted to its executive officers and strengthen the durability of retention, while still aligning the interests of its executives with those of its stockholders. Then, in 2020, IAC granted long-term, cliff-vesting restricted stock unit (“RSU”) awards (and, in the case of Mr. Levin only, a long-term, cliff-vesting performance-based restricted stock award). Finally, in 2023, IAC switched to annual RSUs vesting over a four-year period. The vesting schedules varied by individual based on vesting schedules of then outstanding awards, but were (in most cases) backloaded. This practice continued in the case of equity awards granted in February 2024. IAC will continue to evaluate the appropriate form of equity-based incentive awards as market conditions evolve.

IAC believes that its executive compensation program puts the substantial majority of compensation at risk, rewards both individual executive officer and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow IAC and aligns the interests of its key executive officers with those of its stockholders.

Annual Advisory Vote on NEO Compensation

IAC provides its stockholders with the opportunity to cast an advisory vote to approve the compensation of its NEOs on an annual basis. At its 2023 annual meeting of stockholders, approximately 92% of the shares voted were cast in support of the annual say-on-pay proposal (a “say-on-pay” proposal). The Committee believes that the vote reflected stockholder support for IAC’s approach to executive compensation, and, as such, did not factor into any changes to our compensation program in 2023 or early 2024. IAC regularly evaluates and refines its executive compensation program and will continue to do so, taking into account evolving best practices and stockholder feedback, including the results of future annual say on pay votes.
2023 SAY-ON-PAY SUPPORT
Compensation Decisions — Roles and Responsibilities

The Committee has primary responsibility for establishing the compensation of our executive officers. All compensation decisions referred to throughout this CD&A have been made by the Committee at meetings, based (in part) on recommendations from Messrs. Diller and Levin, as well as on such additional information deemed pertinent by the Committee in its discretion (as described below). The Committee currently consists of Mr. Rosenblatt (Chair) and Mr. Zannino.
Our executive officers participate in structuring IAC-wide compensation programs and establishing appropriate bonus and equity pools. In early 2024, Messrs. Diller and Levin met with the Committee and discussed their views of corporate and individual executive officer performance for 2023 for Mr. Halpin and Ms. Handler, and their recommendations for annual bonuses for these executive officers. Mr. Diller also separately discussed Mr. Levin’s performance, and recommended a bonus for him, as well as discussed his views on his own performance, with the Committee. Following these discussions, the Committee met in an executive session to review and discuss these recommendations. After consideration of these recommendations, the Committee ultimately determined the annual bonus for each executive officer and determined not to adjust any salaries or grant any equity awards to any executive officers other than Mr. Halpin and Ms. Handler. In establishing a given executive officer’s compensation package, each individual component was evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation arrangements were also reviewed and taken into account. However, the Committee does not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual executive officer’s situation was evaluated on a case-by-case basis (and is each year), considering a variety of relevant factors at the time.
The Committee periodically solicits advice from consulting firms and engages legal counsel (as appropriate). The Committee also receives, on at least an annual basis, a live presentation about recent developments and best practices concerning executive compensation, which took place in early 2023 and 2024. IAC may also periodically solicit survey or peer compensation data from various consulting firms and review this information with the Committee.
In addition, when structuring and determining Mr. Diller’s and Mr. Levin’s compensation, the Committee retains a separate independent compensation consultant, chosen after considering such factors that the Committee reasonably determines to be appropriate and as may be required by 5605(d)(3) of the Marketplace Rules. From time to time, the Committee will direct such consultant to furnish any reports and/or peer studies as may be required by the Committee.

In connection with IAC’s annual compensation review in late 2021, the Committee retained Compensia, Inc. (“Compensia”), an independent compensation consulting firm. As part of the annual review process for 2023 compensation, IAC asked Compensia to conduct a competitive market assessment of the Company’s executive compensation program. Compensia compiled data from proxy statements and other SEC filings of peer companies and industry specific compensation survey data regarding compensation for executive officer positions, where available, to assist the Committee in its general understanding of current compensation practices. Compensia also provides the Committee, on at least an annual basis, with input on recent developments and best practices, emerging trends and regulatory issues concerning executive compensation.
Based on the consideration of the various independence factors specified in applicable SEC and Marketplace Rules, and a review of these factors for 2023 and through early 2024, the Committee determined that its relationship with Compensia, and the work of Compensia on behalf of the Committee, does not raise any conflict of interest. The Committee will review its compensation consultant’s independence annually.
Compensation Elements

Our compensation packages for our executive officers primarily consist of base salary, annual bonuses, equity awards and, in certain instances, perquisites and other benefits.
Base Salary
Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. IAC typically negotiates a new executive officer’s starting salary upon arrival, based on factors such as prior compensation levels for the particular position within IAC, IAC’s New York City location, salary levels of other executive officers within IAC and salary levels available to the individual in alternative opportunities. Salaries are reviewed periodically and may be increased based on a number of factors, including the assumption of additional responsibilities and other factors that demonstrate an executive officer’s increased value to IAC and review of competitive market data.
Annual Bonuses
General
IAC’s bonus program is designed to reward performance on an annual basis and annual bonuses are discretionary. Executive officer bonuses tend to be highly variable from year-to-year depending on IAC’s performance and, in certain circumstances, individual executive officer performance. Because of the variable nature of the annual bonus program, and because in any given year bonuses can make up the significant majority of an executive officer’s cash compensation, IAC believes its executive officer annual bonus program provides a strong incentive for its executive officers to achieve annual corporate, strategic and individual performance objectives. Bonuses for executive officers in respect of performance for the 2023 fiscal year were determined and paid in February 2024.
In making its determinations regarding individual annual bonus amounts, the Committee considers a variety of factors, such as growth in profitability or achievement of strategic objectives by IAC and, to a lesser extent, an individual’s performance and contribution to IAC. The Committee does not quantify the weight given to any specific factor or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on an evaluation of all of the criteria it determines to be relevant.

2023 Bonuses
In determining bonus amount for executive officers in respect of performance during the 2023 fiscal year, the Committee considered a variety of factors specific to IAC’s overall performance, including:
Operating Results
•
While revenue was generally flat or declined in 2023 relative to 2022 across IAC’s various businesses, operating (loss) income and Adjusted EBITDA at IAC’s Dotdash Meredith, Angi Inc. and Emerging & Other segments improved over the prior period, offset by a decrease in operating income and Adjusted EBITDA at IAC’s Search segment. On a consolidated basis, operating income (loss) and Adjusted EBITDA improved meaningfully, in 2023 relative to 2022*;

Strategic initiatives
•
in the case of IAC’s Dotdash Meredith business, audience gains across Digital properties, improved digital advertising sales and the implementation of Dotdash Meredith’s new, cookie-less advertising product (D/Cipher);

•
in the case of IAC’s Angi business, improved service professional retention rates and quality generally, the streamlining of Angi’s sales force, improved marketing efficiencies and increased service professional presentation in response to service requests;

•
Mr. Levin’s continued service as Chief Executive Officer of both IAC and Angi Inc. during 2023;

•
senior leadership changes at IAC’s Search and Care.com businesses during 2023;

•
the negotiation of an agreement to sell the assets of IAC’s Mosaic Group business, a leading developer and provider of global subscription mobile applications, for approximately $160 million, which agreement was executed in the first quarter of 2024;

•
IAC’s continued involvement in MGM Resorts International, a leader in gaming, hospitality and leisure (“MGM”), and Turo Inc., a peer-to-peer car sharing company in which IAC is the largest shareholder (“Turo”), both of which generated record fourth-quarter 2023 revenues;

•
the completion of the acquisition of the land under IAC’s New York City headquarters for $80 million in April 2023; and

•
continued reinvestment in IAC’s businesses generally to drive growth over the long-term; and

Cash Position	IAC ended the year with approximately $1.4 billion of cash and cash equivalents and marketable debt securities on a consolidated basis, of which $646.0 million and $261.6million were held by Angi Inc. and Dotdash Meredith, respectively. IAC believes this cash balance positions it for further long-term growth as it continues to invest in its businesses and identify new opportunities for expansion.
While the factors noted above were the primary factors considered in determining bonus amounts, the Committee also considered each executive officer’s role and responsibilities, the relative contributions made by each executive officer during the year, the relative size of the bonus amounts paid to other executive officers, the recommendations of the Chairman and Senior Executive and the Chief Executive Officer (other than for their own bonuses) and market data. In addition, the Committee considered achievements in 2023 as compared to achievements and bonus levels in prior years.
With respect to a 2023 bonus for Mr. Diller, the Committee considered his continuing strategic oversight of IAC’s businesses and involvement with MGM, the Company’s profitability on a consolidated basis for 2023 and his prior compensation history, as well as reviewed a market assessment of compensation for Chairperson roles conducted by Compensia. With respect to a 2023 bonus for Mr. Levin, the Committee considered Mr. Levin’s ongoing commitment to helping lead and build the long-term future of IAC (including his focus on managing IAC’s day-to-day business operations and participating in the development of strategic initiatives for IAC), as well as his continuing role as Chief Executive Officer of the Company’s Angi business and active involvement with IAC’s investments in MGM and Turo through board service.
With respect to 2023 bonuses for our other NEOs, the Committee considered the following with respect to: (i) Mr. Halpin, his continuing role as Chief Financial Officer and Chief Operating Officer, as well as his role in managing the Company’s

*
Adjusted EBITDA is a supplemental measure to U.S. generally accepted accounting principles (“GAAP”). For a definition and description of Adjusted EBITDA, as well as a full reconciliation of Adjusted EBITDA to operating income (loss) (the most directly comparable financial measure stated in accordance with GAAP), see the disclosure set forth under the captions Item 7 — Management’s Discussion and Analysis — Principles of Financial Reporting” on pages 60-61 and Note 10 — Segment Information to IAC’s consolidated financial statements on pages 126-27, in each case, of IAC’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

balance sheet and capital position, his contribution to strategic, cost management and other operational initiatives and his operational responsibilities as Chief Operating Officer, (ii) Ms. Handler, her overall leadership, as well as her ongoing oversight of IAC’s legal, human resources, regulatory and compliance activities and contributions to strategic and operational initiatives, and (iii) Mr. Stein, his active involvement in an advisory capacity in the case of the Company’s strategic initiatives, as well as his continuing oversight of certain IAC businesses and investments.
Long-Term Incentives
Overview
Due to IAC’s entrepreneurial philosophy, it believes that providing a meaningful equity stake in its business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with the wide range of entrepreneurial employment alternatives in the competitive market. In addition, IAC believes that ownership shapes behavior, and that by providing compensation in the form of equity awards, it aligns executive officer incentives with stockholder interests in a manner that drives superior performance over time.
In determining the size of equity awards for an executive officer for any given period, the Committee reviews and evaluates on an individual-by-individual basis the amount of outstanding unvested and/or unexercised equity awards, as well as previously earned or exercised equity awards. In setting award levels, the predominant factors considered by the Committee are providing the executive officer with effective retention incentives, appropriate reward for past performance and incentives for strong future performance and competitive conditions. The annual corporate performance factors relevant to setting bonus amounts are also considered, although equity awards tend to be more forward-looking, and are a longer-term retention and reward instrument relative to annual bonuses. In 2020, most of our executive officers received RSUs that cliff vest five years from the grant date (in 2025) and Mr. Levin received a performance-based restricted stock award that vests ten years from the grant date (November 2020). These awards have a longer vesting period relative to typical market practice (generally vesting annually or quarterly over three to four years), and IAC believed these terms would enhance retention.
IAC’s practice has been to schedule Committee meetings at which equity awards are to be granted well in advance of (and without regard to) the timing of the release of earnings or other material information.
2023 Equity Awards
In late 2022 and early 2023, the Committee reviewed outstanding equity awards held by our executive officers and other employees. At such time, for executive officers other than Mr. Levin (who held (and continues to hold) a performance-based restricted stock award that vests ten years from the grant date (November 2020)), most of these awards consisted of RSU awards scheduled to cliff vest in 2025 in the case of Ms. Handler and Mr. Stein and 2027 in the case of Mr. Halpin. Although these prior RSU awards were generally intended to be multi-year awards, in early 2023, the Committee shifted to a more systematic annual grant program in light of then current market conditions and retention profiles. As a result, in February 2023, the Committee granted RSUs to:
•
Mr. Halpin with a grant date value of  $8 million, vesting 37.5% on the first and second anniversaries of the grant date, respectively, and 12.5% on the third and fourth anniversaries of the grant date, respectively; and

•
Ms. Handler with a grant date value of  $2.5 million, vesting 25%, 50% and 25% on the first, third and fourth anniversaries of the grant date, respectively.

In determining the award for Mr. Halpin, the Committee considered Mr. Halpin’s promotion to Chief Operating Officer. In determining the award for Ms. Handler, the Committee noted overall annual compensation for her role, as well as the vesting schedule of the award, which results in the majority of the award vesting after the vesting of Ms. Handler’s existing cliff-vesting awards (scheduled to vest at various points in 2025).
No other executive officer received an equity award in 2023. For Messrs. Diller and Levin, this was due to their current equity positions, and for Mr. Stein, due to the change in his role to Senior Advisor for a term ended March 1, 2024.
2024 Equity Awards
In late 2023 and early 2024, the Committee reviewed outstanding equity awards held by our executive officers and other employees. At such times, Mr. Levin held (and continues to hold) the performance-based restricted stock award described above. Outstanding awards held by Mr. Halpin and Ms. Handler consisted of RSU awards scheduled to cliff vest in 2027 and 2025, respectively, plus the awards granted to each of them in early 2023. Given then current market conditions and retention profiles, the Committee determined to continue with an annual grant program (taking into account vesting schedules for previously granted awards) adopted in early 2023. As a result, in February 2024, the Committee granted RSUs to:
MR. HALPIN	Mr. Halpin, with a grant date value of $3.5 million, vesting 50% on the second and fourth anniversaries of the grant date; and	In determining the award for Mr. Halpin, the Committee considered his continuing dual role as Chief Financial and Operating Officer, as well as the vesting schedules of his prior awards.
MS. HANDLER	Ms. Handler, with a grant date value of $2.5 million, vesting 33%, 33% and 33% on the second, third and fourth anniversaries of the grant date.	In determining the award for Ms. Handler, the Committee noted overall annual compensation for her role, as well as the vesting schedules of her prior awards.
No other executive officer received an equity award in 2024. For Messrs. Diller and Levin, this was due to their current equity positions.
The Committee believes that the RSU awards granted pursuant to the RSU program properly align the incentives of IAC’s executive officers with those of its stockholders.
Stock Ownership Policy
To further align the interests of IAC’s executive officers and stockholders, the Committee has a formal and rigorous stock ownership policy (the “Stock Ownership Policy”) for IAC’s executive officers (the “Designated Executives”) in place. The Stock Ownership Policy provides for a minimum stockholding target that each Designated Executive is expected to accumulate and hold (the “Stock Targets”). Under the Stock Ownership Policy, the Stock Targets are:
The Stock Targets are established on the date an executive officer is first appointed as a Designated Executive and annually thereafter on June 30 (a “Measurement Date”), based on the average closing price of IAC common stock for the 30 consecutive trading days immediately prior to the applicable Measurement Date. Designated Executives will have five years from the later of the effective date of the Stock Ownership Policy (April 2022) and the date of hire into an eligible position to achieve the Stock Targets for their respective levels.
Under the Stock Ownership Policy, shares of IAC common stock owned outright or in a trust or other arrangement under the Designated Executive’s direction (such as shares owned by immediate family members, so long as the Designated Executive does not disclaim beneficial ownership for SEC reporting purposes) count toward compliance with the Stock Target requirements, but unexercised stock options and unvested RSU and restricted stock awards do not count toward compliance with the Stock Target requirements.
The Stock Ownership Policy also includes stock retention provisions. If a Designated Executive has not met his or her Stock Target requirements on the most recent Measurement Date, he or she must retain 25% of the net shares received upon the exercise of any stock options or vesting of RSU or restricted stock awards until a subsequent Measurement Date on which the applicable Stock Target requirements are met (the “Holdback”). The Committee has discretion to increase the Holdback percentage if a given Designated Executive’s progress toward his or her Stock Target requirements is not satisfactory. Based on the most recent Measurement Date (June 30, 2023), the following Stock Target requirements are in effect for IAC’s NEOs:
Name	Current Stock Target	Target Met?
Barry Diller	49,600	Yes
Joseph Levin	99,300	Yes
Christopher Halpin	17,900	No, subject to holdback
Kendall Handler	17,900	No, subject to holdback
Change of Control
IAC equity awards granted to executive officers generally include a so-called “double-trigger” change of control provision, which provides for the acceleration of the vesting of outstanding equity awards in connection with a change of control of IAC only when an award holder suffers an involuntary termination of employment during the two-year period following such change of control. The Committee believes that providing for the acceleration of the vesting of equity awards after an involuntary termination of employment in this case will assist in the retention of IAC’s executive officers through a change of control transaction. However, Mr. Levin’s 2020 IAC restricted stock award provides for full vesting upon the consummation of a change of control of the Company. IAC’s Board and the Committee believed that this treatment was appropriate given the long-term nature of the arrangement and the voting agreement between Mr. Diller and Mr. Levin, which was an essential element of the arrangement for Mr. Levin. For purposes of this discussion and the discussion below under the Severance caption, we use the term “involuntary termination” to mean both a termination of an executive officer’s employment by IAC without “cause” and a resignation by an executive officer for “good reason” or similar construct.
Severance
IAC generally provides its executive officers with some amount of salary continuation and the acceleration of the vesting of certain equity awards in the event of an involuntary termination of employment. Because IAC tends to promote its executive officers from within, after competence and commitment have generally been established, IAC believes that the likelihood of the vesting of equity awards being accelerated is typically low, and yet IAC believes that by providing this benefit, it increases the retentive effect of its equity program, which serves as IAC’s most important retention incentive. IAC generally does not provide for the acceleration of the vesting of equity awards in the event an executive officer voluntarily resigns from IAC.
Other Compensation
General
IAC provides Messrs. Diller and Levin with various non-cash benefits as part of their overall compensation packages. Under certain limited circumstances, other executive officers have also received non-cash benefits. The value of these benefits is calculated under appropriate rules and is taken into account as a component of compensation when establishing overall compensation levels. The value of all non-cash benefits is reported under the All Other Compensation column in the Summary Compensation Table pursuant to applicable SEC rules. IAC’s executive officers do not participate in any deferred compensation or retirement programs other than IAC’s 401(k) plan. IAC does not generally provide tax gross-ups for its executive officers. Other than those described specifically below, IAC’s executive officers do not partake in any benefit programs, or receive any significant perquisites, distinct from other IAC employees.
Mr. Diller
Pursuant to IAC policy, Mr. Diller is required to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits him to travel non-stop and without delay, to remain in contact with IAC while he is traveling, to change his plans quickly in the event IAC business requires and to conduct confidential IAC business while flying, be it telephonically, by e-mail or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller typically provides his services to IAC while traveling in either case. Nonetheless, the incremental cost to IAC of his travel for personal purposes is reflected as compensation to Mr. Diller from IAC and is taken into account in establishing his overall compensation package.
IAC provides certain IT equipment and services for use by certain individuals who work for Mr. Diller personally. These uses are valued by IAC at their incremental cost to IAC.

Mr. Levin
Pursuant to IAC policy, Mr. Levin is encouraged to travel, both for business and personal purposes, on corporate aircraft for the same reasons as set forth above for Mr. Diller. The incremental cost to IAC of his travel for personal purposes is reflected as compensation to Mr. Levin from IAC and is taken into account in establishing his overall compensation package.
Tax Deductibility
Compensation in excess of  $1 million paid to IAC’s current NEOs will not be deductible by reason of Section 162(m) of the Code unless it qualifies for limited transition relief applicable to certain arrangements in place as of November 2, 2017 (“Grandfathered Arrangements”). The Committee reserves the right to modify Grandfathered Arrangements in a manner that results in the loss of a compensation deduction if it determines that such modifications are consistent with IAC’s best interests.
In addition, the Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for IAC’s executive officers, the potential deductibility of the compensation payable under those plans and arrangements is just one relevant factor to consider. For that reason, the Committee may deem it appropriate to provide one or more of IAC’s executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to its financial performance or equity incentive awards tied to a given executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) of the Code. The Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to IAC’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Accounting for Stock-Based Compensation
IAC follows Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for its stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though IAC’s executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation and Human Capital Committee has reviewed the Compensation Discussion and Analysis and discussed it with IAC management. In reliance on its review and the discussions referred to above, the Compensation and Human Capital Committee has recommended to the Board that the Compensation Discussion and Analysis be included in IAC’s 2023 Annual Report on Form 10-K and this proxy statement.
Members of the Compensation and Human Capital Committee
David Rosenblatt (Chair)
Richard F. Zannino

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
In 2023, the membership of IAC’s Compensation and Human Capital Committee consisted of Messrs. Rosenblatt (Chair) and Zannino. None of these individuals have ever been an officer or employee of IAC at any time during their respective service on the committee.

EXECUTIVE COMPENSATION
Overview

The Executive Compensation section of this proxy statement sets forth certain information regarding total compensation earned by our NEOs for the years set forth below, as well as IAC equity awards granted to them in 2023 (as and if applicable), equity awards held by them on December 31, 2023 and the dollar value realized by them upon the exercise and/or vesting of equity awards (as applicable) during 2023.
Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Barry Diller Chairman and Senior Executive	2023	$500,000	$2,100,000	—	—	$804,992	$3,404,992
	2022	$500,000	—	—	−	$472,440	$972,440
	2021	$500,000	$2,500,000	—	—	$448,184	$3,448,184
Joseph Levin(3) Chief Executive Officer	2023	$1,000,000	$3,500,000	—	—	$540,756	$5,040,756
	2022	$1,000,000	$3,000,000	—	—	$477,703	$4,477,703
	2021	$1,000,000	$4,000,000	—	—	$365,063	$5,365,063
Christopher Halpin EVP, CFO and COO	2023	$600,000	$2,500,000	$7,999,959	—	$10,000	$11,109,959
	2022	$549,231	$2,000,000	$24,999,898	—	$10,000	$27,559,129
Kendall Handler EVP and Chief Legal Officer	2023	$500,000	$1,600,000	$2,499,994	—	$10,000	$4,609,994
	2022	$500,000	$1,300,000	—	—	$30,000	$1,830,000
	2021	$500,000	$2,000,000	$2,249,937	—	$10,000	$4,759,937
Mark Stein(4) (former Chief Strategy Officer)	2023	$550,000	$350,000	—	—	$10,000	$910,000
	2022	$550,000	—	—	—	$10,000	$560,000
	2021	$550,000	$2,000,000	—	—	$10,000	$2,560,000

(1)
The amount in the table above for 2023 under the column header Stock Awards reflects the grant date fair value of IAC RSUs calculated by multiplying the closing price of IAC common stock on the grant date by the number of IAC RSUs awarded. For further details regarding this award, see footnote 1 to the table set forth under Grants of Plan-Based Awards in 2023 and footnote 2 to the table set forth under Outstanding Equity Awards at 2023 Fiscal Year-End.

(2)
Additional information regarding all other compensation amounts for each NEO in 2023 is as follows:

	Barry Diller	Joseph Levin	Christopher Halpin	Kendall Handler	Mark Stein
Personal use of IAC aircraft(a)	$784,342	$530,756	—	—	—
401(k) plan matching amounts by IAC	$10,000	$10,000	$10,000	$10,000	$10,000
Miscellaneous(b)	$10,650	—	—	—	—
	$804,992	$540,756	$10,000	$10,000	$10,000

(a)
Pursuant to IAC’s Airplane Travel Policy, Mr. Diller is required to travel by IAC aircraft (either IAC-owned or aircraft in which IAC has purchased a fractional interest) for both business and personal purposes and Mr. Levin is encouraged to use IAC aircraft (either IAC-owned or aircraft in which IAC has purchased a fractional interest) for business and personal purposes when doing so would serve the interests of IAC. See the discussion regarding airplane travel under the Other Compensation section of the Compensation Discussion and Analysis. Amounts in the table above for Messrs. Diller and Levin reflect the incremental cost to IAC for personal use of IAC aircraft. We calculate the incremental cost to IAC for personal use based on the average variable operating costs to IAC. In the case of IAC-owned aircraft, variable operating costs include fuel, certain maintenance costs, navigation fees, on-board catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the IAC-owned aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use. Incremental costs do not include fixed costs that do not change based on usage, such as pilot salaries, the purchase costs of IAC-owned aircraft, insurance, scheduled maintenance and non-trip related hangar expenses. In the case of aircraft in which IAC has purchased a fractional interest, variable costs are calculated by multiplying the hours flown for personal use by the hourly flight and fuel charges, plus airport arrival and/or departure fees (if applicable), and do not include monthly management fees for such aircraft. In the event a NEO has family members or other guests accompany him on a business or personal trip, such travel (while it does not result in any incremental cost to IAC) results in the imputation of taxable income to the relevant NEO, the amount of which is calculated in accordance with applicable Internal Revenue Service rules.
(b)
In the case of Mr. Diller, represents the total amount of other benefits provided to Mr. Diller, none of which individually exceeded 10% of the total value of all perquisites and personal benefits and which reflect an allocation (based on the number of personal computers and communication devices supported by IAC) of costs relating to the use by such individuals of IAC’s information technology technical support and certain communications equipment.

(3)
In addition to serving as Chief Executive Officer of IAC since June 2015, Mr. Levin has also served as Chief Executive Officer of Angi Inc., a publicly traded subsidiary of IAC, since October 10, 2022. For the fiscal year ended December 31, 2023, $483,333 of Mr. Levin’s 2023 salary and $1,619,667 of his bonus in respect of performance for 2023, in each case, reflected in the table above, was allocated to Angi Inc. Note 19- Related Party Transactions to IAC’s consolidated financial statements on page 153 of IAC’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

(4)
Effective March 1, 2023, Mark Stein, former Chief Strategy Officer of IAC, stepped down from his previous role to become Senior Advisor to IAC. Upon the Effective Date, Mr. Stein ceased to be an executive officer of IAC (as defined under the rules and regulations promulgated by the SEC).

Grants of Plan-Based Awards in 2023

The table below provides information regarding all IAC equity awards granted to our NEOs in 2023.
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(1)
Barry Diller	—	—	—
Joseph Levin	—	—	—
Christopher Halpin	2/08/2023	150,630(2)	$7,999,959
Kendall Handler	2/08/2023	47,072(3)	$2,499,994
Mark Stein	—	—	—

(1)
Reflects the grant date fair value of IAC RSU awards granted to Mr. Halpin and Ms. Handler in February 2023, calculated by multiplying the closing price of IAC common stock on the grant date by the number of IAC RSUs awarded.

(2)
Represents IAC RSUs that vest 37.5% on the first and second anniversaries of the grant date, respectively, and 12.5% on the third and fourth anniversaries of the grant date, respectively, subject to continued service through the applicable vesting dates, and with partial vesting upon certain terminations of employment.

(3)
Represents IAC RSUs that vest 25%, 50% and 25% on the first, third and fourth anniversaries of the grant date, respectively, subject to continued service through the applicable vesting dates, and with partial vesting upon certain terminations of employment.

Outstanding Equity Awards at 2023 Fiscal Year-End

The table below provides information regarding IAC stock option, RSU and restricted stock awards, Vimeo stock options and Match Group stock options (as applicable) held by our NEOs on December 31, 2023. The market value of IAC RSUs and restricted stock awards is based on the closing price of IAC common stock on December 29, 2023 ($52.38).
	Option Awards(1)				Stock Awards(2)
	Number of securities underlying unexercised options (#) (Exercisable)	Number of securities underlying unexercised options (#) (Unexercisable)	Option exercise price ($)	Option expiration date	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Barry Diller	500,000	—	$13.7121	3/29/2025	—	—
	500,000	—	$17.1397	3/29/2025	—	—
	—	—	—	—	361,475	$18,934,061
Joseph Levin	100,000	—	$13.4784	8/1/2024	—	—
	200,000	—	$15.7064	6/24/2025	—	—
	200,000	—	$8.2070	2/10/2026	—	—
	300,000	—	$15.4503	2/14/2027	—	—
	—	—	—	—	3,000,000(3)	$157,140,000
Christopher Halpin	—	—	—	—	325,536	$17,051,576
Kendall Handler	3,750	—	$15.0437	3/29/2027	—	—
	—	—	—	—	134,975	$7,069,991
Mark Stein	—	—	—	—	166,517	$8,722,160

(1)
In connection with the spin-off of Vimeo in 2021 (the “Vimeo Spin-Off”), each IAC stock option outstanding (all of which were vested) at the time of the Vimeo Spin-Off was split into an IAC stock option and a Vimeo stock option. In addition, in connection with the separation of the businesses within IAC’s former Match Group financial reporting segment from IAC in 2020 (the “Match Separation”), each IAC stock option outstanding (all of which were vested) at the time of the Match Separation was split into an IAC stock option and a Match Group stock option. These IAC, Vimeo and Match Group stock options otherwise have the same terms and conditions (including exercise periods) as the corresponding vested IAC stock options outstanding immediately prior to the Vimeo Spin-Off and Match Separation, as applicable.

For all IAC NEOs, any value realized upon the exercise of Vimeo and/or Match Group stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of IAC. Accordingly, information regarding Vimeo and Match Group stock options held by IAC NEOs as of December 31, 2023 appears below and information regarding exercises of Vimeo and Match Group stock options by any NEO in any fiscal year (as applicable) will be disclosed under the caption Option Exercises and Stock Vested for the relevant year.

	Number of securities underlying unexercised Vimeo Options (#) (Exercisable)	Vimeo Option exercise price ($)	Vimeo Option expiration date
Barry Diller	811,750	$4.2488	3/29/2025
	811,750	$5.3109	3/29/2025
Joseph Levin	162,350	$4.1764	8/1/2024
	649,400	$4.8668	6/24/2025
	324,700	$2.5430	2/10/2026
	487,050	$4.7874	2/14/2027
Kendall Handler	6,088	$4.6614	3/29/2027
Mark Stein	201,750	$4.7874	2/14/2027
	Number of securities underlying unexercised Match Group Options (#) (Exercisable)	Match Group Option exercise price ($)	Match Group Option expiration date
Joseph Levin	431,680	$12.9887	2/10/2026
	647,520	$24.4523	2/14/2027
Kendall Handler	8,094	$23.8088	3/29/2027

(2)
In the case of Messrs. Diller and Stein, represents IAC RSUs that cliff vest on November 5, 2025 and February 15, 2025, respectively, subject to continued service through the vesting date, and with partial vesting upon certain terminations of employment.

In the case of Mr. Levin, represents an IAC restricted stock award that generally cliff vests on the tenth anniversary of the grant date (November 5, 2020), based on the satisfaction of the IAC stock price targets (as amended to reflect the Vimeo Spin-Off) set forth below and Mr. Levin’s continued employment through the vesting date, and with partial vesting upon certain terminations of employment:
IAC Stock Price	Number of Shares Vesting
less than $110.22	0
$110.22	500,000
$140.25	2,000,000
$177.45	2,750,000
$223.32 or greater	3,000,000
Mr. Levin may request an extension of the measurement period from ten to twelve years and IAC will consider any such request in light of the circumstances.
In addition, Mr. Levin may elect to accelerate the vesting of his IAC restricted stock award on any of the sixth, seventh, eighth or ninth anniversaries of the grant date, in which case, IAC stock price performance will be measured through the applicable anniversary date, and Mr. Levin will receive a pro rata portion of his IAC restricted stock award (based on the number of years that will have then elapsed from the grant date) and any remaining shares will be forfeited. The applicable IAC stock price goals are proportionately lower (which were initially calculated based on IAC stock price growth rates from the grant date and subsequently adjusted in connection with the Vimeo Spin-Off) on the earlier vesting dates. Mr. Levin is not permitted to transfer any shares of IAC common stock acquired pursuant to an early vesting election until the tenth anniversary of the grant date.
Mr. Levin has the right to vote all 3,000,000 shares of his IAC restricted stock prior to vesting, as well as receive ordinary course cash dividends (on a current, unrestricted basis) on the number of shares that would vest on the applicable dividend record date, based on IAC stock price performance through such record date.

Pursuant to the terms of Mr. Levin’s IAC restricted stock award, Mr. Levin will share (by forfeiting shares otherwise earned) with IAC employees a portion of the value that he realizes, if and to the extent that the award vests, with Mr. Levin sharing a greater proportion of the value increase at higher levels of IAC stock price achievement.
Also pursuant to the terms of Mr. Levin’s IAC restricted stock award, in connection with the Vimeo Spin-Off, Mr. Levin received 4,870,500 shares of Vimeo restricted common stock (equal to 3,000,000 shares of IAC restricted stock that he held at such time, multiplied by 1.6235 (the Vimeo Spin-Off exchange ratio)), in addition to retaining all 3,000,000 shares of his IAC restricted common stock. The vesting of this award is subject to Mr. Levin’s continued service at Vimeo (as of the date of this proxy statement, he serves as a special advisor to Vimeo), among other conditions. In consideration of Mr. Levin’s anticipated reduced services as special advisor (in comparison to his services previously provided as Chairman of the board of directors of Vimeo), in March 2023, the number of shares of Vimeo restricted common stock held by Mr. Levin was reduced to 3,247,000 shares.
In the case of Mr. Halpin, represents: (i) 174,906 IAC RSUs that vest in one lump sum installment on January 26, 2027 and (ii) 150,630 IAC RSUs that vest 37.5% on the first and second anniversaries of the grant date, respectively, and 12.5% on the third and fourth anniversaries of the grant date, respectively, in all cases, subject to continued service through the applicable vesting dates, and with partial vesting upon certain terminations of employment.
In the case of Ms. Handler, represents: (i) 27,752 IAC RSUs that cliff vest on February 15, 2025, (ii) 60,151 IAC RSUs that cliff vest on November 30, 2025 and (iii) 47,072 IAC RSUs that vest 25%, 50% and 25% on the first, third and fourth anniversaries of the grant date, in all cases, subject to continued service through the applicable vesting dates, and with partial vesting upon certain terminations of employment.
For a discussion of the treatment of the RSU and restricted stock awards described above in connection with certain terminations of employment, see Estimated Potential Payments Upon Termination of Change in Control.
(3)
Reflects the maximum number of shares of restricted IAC common stock held by Mr. Levin as of December 31, 2023; provided, however, that if shares vest, Mr. Levin would share a portion of such shares (by forfeiting shares otherwise earned) with IAC employees as described in footnote 2 above.

2023 Option Exercises and Stock Vested

Set forth in the table below is information regarding the number of shares acquired by IAC NEOs upon the exercise of IAC stock options and the vesting of IAC RSUs in 2023 and the related value realized (if any), excluding the effect of applicable taxes. None of our NEOs exercised any IAC or Vimeo stock options in 2023.
Name	Number of IAC Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Barry Diller	—	—
Joseph Levin(1)	—	—
Christopher Halpin(2)	19,434	$1,055,266
Kendall Handler	—	—
Mark Stein	—	—

(1)
Mr. Levin exercised Match Group stock options in 2023. In connection with this exercise, he realized value in the amount of $8,581,585, which is equal to the difference between the exercise price of such stock options and the fair market value per share of Match Group common stock at the time of exercise, multiplied by the number of stock options exercised.

(2)
Represents the dollar value realized by Mr. Halpin upon the vesting of IAC RSUs, which is equal to the closing price of IAC common stock on the vesting date, multiplied by the number of IAC RSUs that vested.

Estimated Potential Payments Upon Termination or Change in Control

Overview
Certain IAC employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle IAC NEOs to continued base salary payments, the acceleration of the vesting of IAC equity awards and/or extended post-termination exercise periods for stock options upon certain terminations of employment (including certain terminations during specified periods following a change in control of IAC). In addition, pursuant to the terms of Mr. Levin’s IAC restricted stock award, he is entitled to the acceleration of the vesting of 100% of such award upon a change in control of IAC.
Amounts and Benefits Payable Upon a Qualifying Termination
Certain amounts that would have become payable to IAC NEOs upon the events described above (as and if applicable), assuming that the relevant event occurred on December 31, 2023, are described and quantified in the table below. These amounts, which exclude the effect of any applicable taxes, are based on the applicable base salary, the number of unvested IAC RSUs and/or shares of IAC restricted stock outstanding on December 31, 2023 and the closing price of IAC common stock on December 29, 2023 ($52.38).
•
Mr. Diller. With the exception of the agreement related to Mr. Diller’s RSU award granted in November 2020 (the “2020 Award Agreement”), no payments or other benefits would have been made or provided to Mr. Diller pursuant to any agreement between him and IAC upon a termination without cause or a resignation for good reason (a “Qualifying Termination”) or due to death or disability on December 31, 2023. Upon a Qualifying Termination, pursuant to the terms of the 2020 Award Agreement, Mr. Diller would have been entitled to the vesting of sixty percent (60%) of such award as of December 31, 2023.

•
Mr. Levin. Upon a Qualifying Termination on December 31, 2023, pursuant to the terms of his employment agreement, Mr. Levin would have been entitled to:

•
receive base salary through the date that is twelve months from the date of such Qualifying Termination (the “Severance Period”), subject to the execution and non-revocation of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the Severance Period; and

•
continue to have the ability to exercise his vested IAC, Vimeo and Match Group stock options through June 30, 2025.

In addition, pursuant to the terms of his IAC restricted stock award, upon a Qualifying Termination on December 31, 2023, Mr. Levin would have been entitled to the vesting of 50% (1,500,000 shares) of such award.
For Mr. Levin, “good reason” means: (i) a material reduction in his title, responsibilities, duties or authority from time to time; for the avoidance of doubt, it shall be a material adverse change in his title, responsibilities, duties or authority if: (A) a material acquisition or disposition of any assets or business, (B) the entry into a material new line of business or (C) the spin-off or split-off or similar separation of a material business of IAC is approved by IAC’s Board over his written objection (which must be provided by him reasonably in advance of the approval of IAC’s Board, so long as he has reasonable notice of its consideration), (ii) any material reduction in his base salary, (iii) the relocation of his principal place of employment outside of New York, New York, (iv) the failure of IAC to nominate him to stand for re-election to IAC’s Board or his removal from IAC’s Board (other than by reason of death, disability, cause or a voluntary resignation), (v) the requirement that he report to anyone other than IAC’s Chairman and Senior Executive (or, if Mr. Diller ceases to serve as IAC’s Chairman and Senior Executive, to IAC’s Board), (vi) an individual other than Mr. Diller, Mr. Levin or another member of IAC’s Board who has served for at least three years at the time of his or her appointment is elected to serve as Chairman of IAC’s Board, (vii) any other action or inaction that constitutes a material breach by IAC of his employment agreement and (viii) a successor to all or substantially all of the business and/or assets of IAC does not assume expressly and agree to perform his employment agreement.
Upon a termination of Mr. Levin’s employment due to his death on December 31, 2023, pursuant to the terms of his employment agreement: (i) his estate would have been entitled to continue to have the ability to exercise his vested IAC, Vimeo and Match Group stock options through June 30, 2025, and (ii) a portion of his IAC restricted stock award would have vested, based on IAC stock price performance through the date of his death (taking into account the shortened IAC stock price performance period), subject to pro-ration, based on the portion of the ten year term that would have elapsed through such date. Upon a termination of Mr. Levin’s employment due to disability on December 31, 2023, he would have been entitled to receive the benefits described in (ii) immediately above pursuant to the terms of his IAC restricted stock award.
•
Mr. Halpin. Upon a Qualifying Termination on December 31, 2023, pursuant to the terms of his employment agreement, Mr. Halpin would have been entitled to:

•
receive base salary for the Severance Period, subject to the execution and non-revocation of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the Severance Period; and

•
the partial vesting of outstanding and unvested IAC equity awards (including any cliff vesting awards, which shall be subject to pro-ration as though such awards had an annual vesting schedule) in amounts equal to the number that would have otherwise vested during the Severance Period.

For Mr. Halpin, “good reason” means: (i) the material diminution in his base salary, (ii) a material adverse change in reporting structure, such that he is no longer reporting to IAC’s Chief Executive Officer (or if IAC does not have a Chief Executive Officer, to its Chairman and Senior Executive), (iii) a material adverse change in his title, duties or level of responsibilities (excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith, but including any circumstance under which IAC is no longer publicly traded and is controlled by another company) and (iv) a material relocation of his principal place of employment outside of the New York City metropolitan area, in each case, without his written consent or that is not cured promptly after notice. No payments or other benefits would have been made or provided to Mr. Halpin pursuant to any agreement between him and IAC upon a termination of his employment due to death or disability.
•
Ms. Handler and Mr. Stein. Upon a Qualifying Termination on December 31, 2023, pursuant to the terms of their respective employment agreements, each of Ms. Handler and Mr. Stein would have been entitled to:

•
receive base salary for the Severance Period, subject to the execution and non-revocation of a release and compliance with customary post-termination covenants, and subject to offset for any amounts earned from other employment during the Severance Period;

•
the partial vesting of outstanding and unvested IAC equity awards (including any cliff vesting awards, which shall be subject to pro-ration as though such awards had an annual vesting schedule) in amounts equal to the number that would have otherwise vested during the Severance Period; and

•
continue to have the ability to exercise her or his vested IAC (in the case of Ms, Handler only) and Vimeo stock options through June 30, 2025.

For each of Ms. Handler and Mr. Stein, “good reason” means: (i) a material adverse change in her or his title, duties or level of responsibilities (and, in the case of Ms. Handler only, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith, but including any circumstance under which IAC is no longer publicly traded and is controlled by another company), (ii) a material reduction in her or his base salary, (iii) a material relocation of her or his principal place of employment outside of the New York City metropolitan area and (iv) a material adverse change in reporting structure such that she or he is no longer reporting to IAC’s Chief Executive Officer (or if IAC does not have a Chief Executive Officer, to its Chairman and Senior Executive), in each case, without her or his written consent or that is not cured promptly after notice. No payments or other benefits would have been made or provided to Ms. Handler or Mr. Stein pursuant to any agreement between these NEOs and IAC upon a termination of their respective employment due to death or disability.
Amounts and Benefits Payable Upon a Change in Control
With the exception of Mr. Levin, no payments would have been made to any of our NEOs pursuant to any agreement between any of them and IAC upon a change in control of IAC on December 31, 2023.
In the case of Mr. Levin, pursuant to the terms of his IAC restricted stock award, 100% of his award would have vested upon a change in control of IAC as of December 31, 2023. The terms of Mr. Levin’s IAC restricted stock award provide that “change in control” shall have the meaning set forth in IAC’s 2018 Stock and Annual Incentive Plan; provided, however, that the occurrence of the following shall also constitute a “change in control” for purposes of the award: (i) the acquisition by any individual entity or group other than Barry Diller of any of his affiliates (the “Permitted Holders”) of beneficial ownership of equity securities of IAC representing both: (A) more than 35% of the voting power of the then outstanding equity securities of IAC entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) and (B) more than the aggregate voting power of the then Outstanding Company Voting Securities represented by the equity securities held by the Permitted Holders.

Upon a Qualifying Termination on December 31, 2023 that occurred during the two year period following a change in control of IAC (as defined in the applicable omnibus stock and annual incentive plan(s) and related award agreements), the vesting of all then outstanding and unvested IAC RSUs held by each NEO would have been accelerated.
In addition, under the Equity and Bonus Compensation Agreement, dated August 24, 1995, between IAC and Mr. Diller, IAC agreed that to the extent any payment or distribution by IAC to or for the benefit of Mr. Diller (whether under the terms of the related agreement or otherwise) would be subject to the excise tax imposed by §4999 of the Code, or any interest or penalties are incurred by Mr. Diller with respect to such excise tax, then Mr. Diller would be entitled to a gross-up payment covering the excise taxes and related interest and penalties. Given the payments Mr. Diller would have received upon an assumed change in control of IAC on December 31, 2023, IAC does not believe that any excise tax would be imposed or that any gross-up would be required.
Name and Benefit	Qualifying Termination	Change in Control of IAC	Qualifying Termination During the Two Year Period Following a Change in Control of IAC
Barry Diller
Market Value of IAC RSUs that would vest(1)	$11,360,436	—	$18,934,061
Joseph Levin
Continued Salary	$1,000,000	—	$1,000,000
Market Value of shares of IAC Restricted Stock that would vest(1)	$78,570,000(2)	$157,140,000(3)	$157,140,000(3)
Total Estimated Incremental Value	$79,570,000	$157,140,000	$177,074,061
Christopher Halpin
Continued Salary	$600,000	—	$600,000
Market Value of IAC RSUs that would vest(1)	$6,623,346	—	$17,051,576
Total Estimated Incremental Value	$7,223,346	—	$17,651,576
Kendall Handler
Continued Salary	$500,000	—	$500,000
Market Value of IAC RSUs that would vest(1)	$4,253,308	—	$7,069,991
Total Estimated Incremental Value	$4,753,308	—	$7,569,991
Mark Stein
Continued Salary	$550,000	—	$550,000
Market Value of IAC RSUs that would vest(1)	$5,233,296	—	$8,722,160
Total Estimated Incremental Value	$5,783,296	—	$9,272,160

(1)
Represents the closing price of IAC common stock ($52.38) on December 29, 2023, multiplied by: (i) in the case of Messrs. Diller, Halpin and Stein and Ms. Handler, the number of IAC RSUs, and (ii) in the case of Mr. Levin, the number of shares of restricted IAC common stock, in each case, that would have vested upon the occurrence of the relevant event specified above.

(2)
In the event of Mr. Levin’s death or disability on December 31, 2023, pursuant to the terms of his IAC restricted stock award, shares of IAC common stock would have vested in a number to be determined by reference to the related award agreement.

(3)
Reflects the maximum number of shares of IAC common stock that would have vested as of December 31, 2023 pursuant to the terms of Mr. Levin’s IAC restricted stock award.

Pay Versus Performance Disclosure
Overview

As required by Item 402(v) of Regulation S-K (“Item 402(v)”), we are providing certain disclosure regarding executive compensation for our Chief Executive Officer, Mr. Levin, and our other current and former NEOs as a group (collectively, the “non-CEO NEOs”) on an average basis, as well as certain performance measures, for the fiscal years ended December 31, 2023, 2022, 2021 and 2020.
Amounts for Compensation Actually Paid (“CAP”) in the tables below have been calculated in accordance with Item 402(v) and do not represent amounts actually earned by or paid to our current and former NEOs for the fiscal years ended December 31, 2023, 2022, 2021 and 2020.
A substantial portion of the amounts reported in the CAP columns in the tables below relates to changes in the fair value of unvested IAC equity awards over the course of the relevant fiscal year and fiscal year over fiscal year. The fair value of such awards changes as the market price of IAC common stock changes, and the vesting of such awards is subject to continued service through the applicable vesting dates (and in the case of Mr. Levin only, the satisfaction of certain IAC stock price targets). As a result, the value that may be realized by our current NEOs related to their unvested IAC equity awards cannot be determined as of the date of this proxy statement and can only be determined on the applicable vesting dates for such awards.
The valuation assumptions and/or methodologies used to calculate the fair value of IAC equity awards as of the end of each fiscal year did not materially differ from those used to calculate the value of such awards as of the applicable grant dates. The fair value of outstanding IAC equity awards at vesting is calculated by multiplying the closing price of IAC common stock on the vesting date by the number of awards so vesting.
Pay Versus Performance Table

Year	Summary Compensation Table Total for CEO(1) ($)	Compensation Actually Paid to CEO(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(3) ($)	Average Compensation Actually Paid to Non-CEO NEOs(4) ($)	Value of Initial Fixed $100 Investment based on:		GAAP Net Earnings (Loss)
					Company TSR(5) ($)	Industry Index TSR(5) ($)
2023	$5,040,756	$16,132,356	$5,008,736	$6,606,274	$125.65	$222.87	$265,942,000
2022	$4,477,703	$(156,075,397)	$7,730,392	$(9,642,661)	$106.50	$133.55	$(1,170,170,000)
2021	$5,365,063	$(93,995,837)	$2,798,740	$(5,183,712)	$313.54	$204.24	$597,547,000
2020	$202,403,426	$333,730,467	$32,166,360	$40,668,833	$302.20	$148.89	$269,726,000

(1)
Represents the amount of total compensation reported for Mr. Levin for each fiscal year in the Total column of the Summary Compensation Table on page 39. Mr. Levin has served as our Chief Executive Officer for all fiscal years shown in the table above.

(2)
In accordance with Item 402(v), the following adjustments were made to the amounts reported for Mr. Levin for each applicable fiscal year in the Total column of the Summary Compensation Table on page 39 to arrive at CAP:

Year	Summary Compensation Table Total for CEO ($)	Minus Reported Value of Equity Awards ($)	Plus (Minus) Equity Award Adjustments(a) ($)	Compensation Actually Paid to CEO ($)
2023	$5,040,756	—	$11,091,600	$16,132,356
2022	$4,477,703	—	$(160,553,100)	$(156,075,397)
2021	$5,365,063	—	$(99,360,900)	$(93,995,837)
2020	$202,403,426	$196,080,294	$327,407,335	$333,730,467

(a)
Represents adjustments to the fair value of Mr. Levin’s IAC equity award holdings shown in the table above in accordance with Item 402(v), which were as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in Year ($)	Total Equity Award Adjustments ($)
2023	—	$11,091,600	—	$11,091,600
2022	—	$(160,553,100)	—	$(160,553,100)
2021	—	$(99,360,900)	—	$(99,360,900)
2020	$311,192,400	$(45,322,181)	$61,537,116	$327,407,335
The Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards from and after 2021 reflects adjustments to Mr. Levin’s equity awards in connection with the Vimeo Spin-Off.
(3)
Represents the average of total compensation reported for our non-CEO NEOs as a group for each fiscal year in the Total column of the Summary Compensation Table on page 39 (and, in the case of former non-CEO NEOs, in the Total column of the Summary Compensation Table in prior years’ proxy statements).

The names of each non-CEO NEO included for purposes of calculating the average amounts of total compensation in each fiscal year are as follows: (i) for 2023, Messrs. Diller, Halpin and Stein and Ms. Handler, (ii) for 2022, Messrs. Diller, Halpin and Stein and Ms. Handler, (iii) for 2021, Messrs. Diller and Stein, Ms. Handler and our former Executive Vice President and Chief Financial Officer, Glenn H. Schiffman, and (iv) for 2020, Messrs. Diller, Schiffman and Stein and our former Executive Vice President and General Counsel, Gregg Winiarski.
(4)
The dollar amounts reported in the Average CAP to Non-CEO NEOs column in the table above represent the average amount of CAP to our non-CEO NEOs as a group, calculated in accordance with Item 402(v) for each fiscal year shown in the table above. In accordance with Item 402(v), the following adjustments were made to the average amount of total compensation reported for our non-CEO NEOs as a group for each fiscal year in the Total column of the Summary Compensation Table on page 39 (and, in the case of former non-CEO NEOs, in the Total column of the Summary Compensation Table in prior years’ proxy statements):

Year	Average Reported Summary Compensation Table Total for Non-CEO NEOs ($)	Minus Average Reported Value of Equity Awards ($)	Plus (Minus) Average Equity Award Adjustments(x) ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)
2023	$5,008,736	$2,624,988	$4,222,526	$6,606,274
2022	$7,730,392	$6,249,975	$(11,123,079)	$(9,642,661)
2021	$2,798,740	$562,484	$(7,419,968)	$(5,183,712)
2020	$32,166,360	$28,735,300	$37,237,773	$40,668,833

(x)
Represents adjustments to the average fair value of non-CEO NEO equity award holdings shown in the table above in accordance with Item 402(v), which were as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustments ($)
2023	$2,588,908	$1,577,648	$55,970	$4,222,526
2022	$2,157,174	$(13,289,474)	$9,222	$(11,123,079)
2021	$581,986	$(8,019,698)	$17,744	$(7,419,968)
2020	$30,613,635	$(19,857,568)	$26,481,707	$37,237,773

(5)
Total shareholder return (“TSR”) reflects the cumulative total return (assuming dividend reinvestment, as applicable) of IAC common stock and the Russell 1000 Technology Index (a peer issuer selected in accordance with applicable SEC rules), in each case, based on $100.00 invested at the close of trading on December 31, 2019 through December 30, 2023. All historical prices for IAC common stock have been adjusted to reflect the Match Separation and the Vimeo Spin-Off. Historical stock performance is not necessarily indicative of future stock performance.

Financial Performance Measures

All IAC NEOs are generally eligible for annual cash bonuses and long-term incentives on a discretionary basis. For the fiscal years covered in the tables above, IAC’s executive compensation program did not link compensation to be paid to our NEOs to the achievement of one or more specified financial performance measures, nor did it rely on other formulaic or other arithmetic approaches to determine such compensation. See Compensation Discussion and Analysis for more information on annual cash bonuses paid for 2023 performance and IAC equity awards granted to our NEOs in 2023.
Relationship Between CAP and Performance Measures

The charts below describe the relationship between CAP to our Chief Executive Officer and non-CEO NEOs (as calculated above) and Company TSR, Industry Index TSR and GAAP Net Earnings (Loss).

(1)
Since IAC’s executive compensation program does not generally use GAAP Net Earnings (Loss) as a financial performance measure for purposes of determining compensation to be paid to our NEOs, we do not expect a meaningful relationship to exist between CAP and GAAP Net Earnings (Loss) and any correlation between CAP and GAAP Net Earnings (Loss) and the compensation that we pay our NEOs is a coincidence.

PAY RATIO DISCLOSURE
In accordance with Item 402(u) of Regulation S-K of the Securities Act of 1933, as amended (“Item 402(u)”), IAC is required to disclose the ratio of its median employee’s annual total compensation to the annual total compensation of its Chief Executive Officer, Mr. Levin, for 2023 (the “2023 Pay Ratio”).
For the fiscal year ended December 31, 2023: (i) the estimated median of the annual total compensation of all IAC employees (other than Mr. Levin) was approximately $73,558 (ii) Mr. Levin’s total annual compensation was $5,040,756 and (iii) the ratio of annual total compensation of Mr. Levin to the median of the annual total compensation of IAC’s other employees is approximately 69 to one. IAC determined its median employee’s total annual compensation in the same manner as it determined the total annual compensation for its Chief Executive Officer (see the Summary Compensation Table).
In making the determinations above, IAC first identified its total number of employees as of October 1, 2023 (9,886 in total, 8,428 of which were located in the United States and 1,459 of which were collectively located in various jurisdictions outside of the United States). IAC then excluded employees located in the following jurisdictions outside of the United States, which together represented less than 5% of its total number of employees: Austria (14), India (457) and Lithuania (17). After excluding employees in these jurisdictions, IAC’s pay ratio calculation included 9,398 of its total 9,887 employees as of October 1, 2023.
To identify the median employee from this employee population, IAC then compared the amount of annual total compensation paid to these employees for the relevant period in 2023 in a consistent manner across the applicable employee population. For this purpose, annual total compensation is total income, excluding income related to stock-based compensation awards, paid to such employees and reported to the Internal Revenue Service in the United States (and equivalent amounts paid to such employees located outside of the United States and reported to the relevant tax authorities). IAC annualized the compensation of employees who were hired in 2023 but did not work for IAC for the entire period. After we identified the median employee, we determined such employee’s total annual compensation in the same manner as we determined the total annual compensation for our NEOs as disclosed in the Summary Compensation Table.
The 2023 Pay Ratio disclosure set forth above is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the related pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the pay ratios reported by other companies may be based on other permitted methodologies and/or assumptions, and as a result, are likely not comparable to IAC’s 2023 Pay Ratio.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Arrangements
The Nominating Committee of IAC’s Board has primary responsibility for establishing non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of IAC common stock to further align the interests of IAC’s non-employee directors with those of IAC’s stockholders. Arrangements in effect during 2023 provided that: (i) each non-employee director receive an annual retainer in the amount of  $50,000, (ii) each member of the Audit and Compensation and Human Capital Committees (including their respective Chairpersons) receive an additional annual retainer in the amount of  $10,000 and $5,000, respectively, and (iii) the Chairpersons of each of the Audit and Compensation and Human Capital Committees receive an additional annual retainer in the amount of  $20,000, with all amounts being paid quarterly, in arrears.
In addition, these arrangements also provided that each non-employee director receive a grant of IAC RSUs with a dollar value of  $250,000 upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC’s annual meeting of stockholders, the terms of which provide for: (i) vesting in three equal installments commencing on the anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service from IAC and its subsidiaries and (iii) full acceleration of the vesting of all units upon a change in control of IAC. IAC also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at meetings of IAC’s Board and committees thereof.
Deferred Compensation Plan for Non-Employee Directors
Under IAC’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their fees for the Board and/or committee service. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase & Co. After a director leaves the Board, he or she will receive: (i) with respect to share units, the number of shares of IAC common stock represented by such share units, and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments are generally made in one lump sum installment after the relevant director leaves the Board and otherwise in accordance with the plan.

2023 Non-Employee Director Compensation
The table below provides the amount of: (i) fees earned by IAC’s non-employee directors for services performed during 2023 (excluding the effect of any applicable taxes) and (ii) the grant date fair value of IAC RSU awards granted in 2023.
	Fees Earned
Name	Fees Paid in Cash ($)	Fees Deferred ($)(1)	Stock Awards ($)(2)(3)	Total($)(4)
Chelsea Clinton	$25,000	$25,000	$249,954	$299,954
Michael D. Eisner	—	$50,000	$249,954	$299,954
Bonnie S. Hammer	$50,000	—	$249,954	$299,954
Bryan Lourd	—	$60,000	$249,954	$309,954
David Rosenblatt	$75,000	—	$249,954	$324,954
Maria Seferian(5)	$4,167	—	$249,993	$254,160
Alan G. Spoon	$80,000	—	$249,954	$329,954
Alexander von Furstenberg	$50,000	—	$249,954	$299,954
Richard F. Zannino	$65,000	—	$249,954	$314,954

(1)
Represents the dollar value of fees deferred in the form of share units by the relevant director under IAC’s Deferred Compensation Plan for Non-Employee Directors.

(2)
Reflects the grant date fair value of IAC RSU awards, calculated by multiplying the closing price of IAC common stock on the grant date by the number of IAC RSUs awarded.

(3)
Each of Messrs. Eisner, Lourd, Rosenblatt, Spoon, von Furstenberg and Zannino and Mses. Clinton and Hammer held a total of 6,595, and Ms. Seferian held a total of 5,127, IAC RSUs, repectively, as of December 31, 2023.

(4)
The differences in the amounts shown above among directors reflect committee tenure and service (or lack thereof), which varies among directors.

(5)
Ms. Seferian was appointed to the Board on December 12, 2023.

2023 Employee Director Compensation
The table below provides information regarding compensation earned for services performed by one of IAC’s employee directors, Victor Kaufman, in 2023.
Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Victor A. Kaufman	2023	$100,000	$100,000	—	$10,000	$210,000

(1)
Mr. Kaufman held a total of 27,752 IAC RSUs as of December 31, 2023, all of which vest in one lump sum installment on February 15, 2025.

(2)
Relates to Mr. Kaufman’s 401(k) plan match by IAC.

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information, as of December 31, 2023, regarding IAC equity compensation plans pursuant to which grants of IAC stock options, shares of IAC restricted stock, IAC RSUs and other rights to acquire shares of IAC common stock may be made from time to time.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (A)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(2)	4,393,120(3)	$14.23	31,032,024(4)
Equity compensation plans not approved by security holders	—	—	—
Total	4,393,120(3)	$14.23	31,032,024(4)

(1)
Information excludes 438,006 gross shares of IAC common stock potentially issuable upon the settlement of equity awards denominated in shares of subsidiaries of IAC, based on the estimated values of such awards as of December 31, 2023. For a description of these awards, see the disclosure under the caption Stock-based Awards Denominated in the Shares of Certain Subsidiaries in Note 12 — Stock-Based Compensation to IAC’s consolidated financial statements on pages 133-134 of IAC’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

The number of shares of IAC common stock ultimately needed to settle equity awards denominated in shares of subsidiaries of IAC can vary from the estimated number disclosed above as a result of both movements in IAC’s stock price and determinations of the fair value of the relevant subsidiaries that differ from IAC’s estimated determinations of the fair value of such subsidiaries as of December 31, 2023.
(2)
Consists of IAC’s 2018 Stock and Annual Incentive Plan (the “2018 Plan”). For a description of the 2018 plan, see the first paragraph of Note 12 — Stock-Based Compensation to IAC’s consolidated financial statements on page 131 of IAC’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

(3)
Includes an aggregate of: (i) 2,570,056 shares of IAC common stock issuable upon the exercise of outstanding IAC stock options and (ii) 1,823,064 shares of IAC common stock issuable upon the vesting of IAC RSUs, in each case, as of December 31, 2023. These awards were issued pursuant to the 2018 Plan (the only active plan under which shares of IAC common stock were available for future grants as of December 31, 2023 and as of the date of this proxy statement), as well as certain other historical IAC omnibus stock and annual plans that are no longer active as of December 31, 2023.

Information excludes 3,000,000 shares of IAC restricted stock granted to IAC’s Chief Executive Officer, Mr. Levin, in November 2020. This award is reflected in the total number of shares of IAC common stock issued and outstanding from and after November 5, 2020 (the grant date for such award).
(4)
Reflects shares of IAC common stock that remain available for future issuance under the 2018 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents, as of April 22, 2024, information relating to the beneficial ownership of IAC common stock and IAC Class B common stock by: (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of IAC common stock and/or IAC Class B common stock, (2) each member of IAC’s Board, (3) each named executive officer of IAC and (4) all members of the Board and executive officers of IAC as a group. As of the close of business on the record date, April 22, 2024, there were 80,300,229 shares of IAC common stock and 5,789,499 shares of IAC Class B common stock outstanding.
Unless otherwise indicated, the beneficial owners listed below may be contacted at IAC’s corporate headquarters located at 555 West 18th Street, New York, New York 10011. For each listed person, the number of shares of IAC common stock and percent of such class listed includes vested IAC stock options and IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service, as well as assumes the conversion of shares of IAC Class B common stock beneficially owned by such person to the extent indicated in the table (but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person). Shares of IAC Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of IAC common stock. The percentage of votes for all classes of capital stock is based on one vote for each share of IAC common stock and ten votes for each share of IAC Class B common stock.
	IAC Common Stock		IAC Class B Common Stock		Percent of Votes
Name and Address of Beneficial Owner	Number of Shares Owned	% of Class Owned	Number of Shares Owned	% of Class Owned	(All Classes) %
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,065,171(1)	8.8%	—	—	5.1%
JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	5,605,129(2)	7.0%	—	—	4.1%
HighSage Ventures LLC. 200 Clarendon Street, 59th Floor Boston, MA 02116	4,155,180(3)	5.2%	—	—	3.0%
Barry Diller	7,100,629(4)	8.2%	5,789,499(5)	100%	42.5%
Chelsea Clinton	44,536(6)	*	—	—	*
Michael D. Eisner	200,602(7)	*	—	—	*
Christopher Halpin	36,489(8)	*	—	—	*
Kendall Handler	17,434(9)	*	—	—	*
Bonnie S. Hammer	27,419(10)	*	—	—	*
Victor A. Kaufman	71,946(11)	*	—	—	*
Joseph Levin	4,331,105(12)	5.3%	5,789,499(13)	100%	3.1%
Bryan Lourd	38,871(14)	*	—	—	*
David Rosenblatt	52,461(15)	*	—	—	*
Maria Seferian	—	—	—	—	—
Alan G. Spoon	114,323(16)	*	—	—	*
Mark Stein	297,810(17)	*	—	—	*
Alexander von Furstenberg	652,528(5)(18)	*	573,539(5)	9.9%	4.2%
Diane von Furstenberg	136,711(19)	*	4,786,847(5)	82.7%	34.7%
Richard F. Zannino	51,185(20)	*	—	—	*
All current executive officers and directors as a group (14 persons)	11,856,570	13.5%	5,789,499	100%	45.7%

*
The percentage of shares beneficially owned does not exceed 1% of the class or voting power (of all classes).

(1)
Based upon information regarding IAC holdings reported by way of Amendment No. 3 to a Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”) in its capacity as an investment advisor. Vanguard may be deemed to beneficially own 7,065,171 shares of IAC common stock and to have shared voting power, sole dispositive power and shared dispositive power over 27,168, 6,961,649 and 103,522 of such shares, respectively.

(2)
Based upon information regarding IAC holdings reported by way of Amendment No. 1 to a Schedule 13G filed with the SEC on January 23, 2024 by JPMorgan Chase & Co. (“JPMorgan”). JPMorgan has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 5,153,541, 5,492,550 and 112,579 shares of IAC common stock, respectively, listed in the table above.

(3)
Based upon information regarding IAC holdings reported by way of a Schedule 13G filed with the SEC on November 13, 2023 by HighSage Ventures LLC (“HighSage”) and Jennifer Stier, the Manager of HighSage, pursuant to a joint filing agreement between the parties. The IAC holdings reported therein are directly held by certain limited liability companies managed by either HighSage or Ms. Stier. HighSage and Ms. Stier have shared voting power over 4,048,153 and 4,155,180, and shared dispositive power over 4,048,153 and 4,155,180, shares of IAC common stock, in each case, respectively, listed in the table above.

(4)
Consists of: (i) 172,708 shares of IAC common stock and 429,113 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, held directly by Mr. Diller and/or through The Arrow 1999 Trust, dated September 16, 1999, as amended (the “Arrow Trust”), over which Mr. Diller has sole investment and voting power (and may be deemed to share voting power with Mr. Levin (see footnotes 12 and 13)), (ii) 136,711 shares of IAC common stock and 4,786,847 shares of IAC Class B common stock held by trusts for the benefit of certain members of Mr. Diller’s family (the “Descendants Trusts”), over which Mr. Diller has sole investment power and Ms. Von Furstenberg, Mr. Diller’s spouse, has sole voting power (and may be deemed to share voting power with Mr. Levin (see footnotes 12, 13 and 19)), (iii) vested options to purchase 1,000,000 shares of IAC common stock, over which Mr. Diller has sole investment and voting power, (iv) 573,539 shares of IAC Class B common stock held by a trust for the benefit of certain members of Mr. Diller’s family (the “TALT Trust”), over which Mr. von Furstenberg, Mr. Diller’s stepson, has sole investment and voting power (and may be deemed to share voting power with Mr. Levin (see footnotes 13 and 18)), and over which Mr. Diller may be deemed to have the right to acquire investment power within 60 days as a result of his ability to designate a replacement for Mr. von Furstenberg as investment advisor (see footnotes 5 and 18); provided, however, that Mr. Diller may not act as the replacement investment advisor with respect to voting control over such securities, and (v) 1,711 shares of IAC common stock held by a family foundation, as to which Mr. Diller has shared voting and investment power and as to which Mr. Diller disclaims beneficial ownership.

(5)
The total number of shares of IAC Class B common stock outstanding includes: (i) 429,113 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, held directly by Mr. Diller and/or through the Arrow Trust, over which Mr. Diller has sole investment and voting power (and may be deemed to share voting power with Mr. Levin (see footnote 13)), (ii) 4,786,847 shares of IAC Class B common stock held by the Descendants Trusts, over which Mr. Diller has sole investment power and Ms. Von Furstenberg, Mr. Diller’s spouse, has sole voting power (and may be deemed to share voting power with Mr. Levin (see footnotes 13 and 19), and (iii) 573,539 shares of IAC Class B common stock held by the TALT Trust, over which Mr. von Furstenberg, Mr. Diller’s stepson, has sole investment and voting power (and may be deemed to share voting power with Mr. Levin (see footnotes 13 and 18)), and over which Mr. Diller may be deemed to have the right to acquire investment power within 60 days as a result of his ability to designate a replacement for Mr. von Furstenberg as investment advisor (see footnote 18); provided, however, that Mr. Diller may not act as the replacement investment advisor with respect to voting control over such securities.

(6)
Consists of: (i) 43,987 shares of IAC common stock held directly by Ms. Clinton and (ii) 549 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(7)
Consists of: (i) 159,498 shares of IAC common stock held directly by Mr. Eisner and/or through a trust over which Mr. Eisner has sole investment and voting power, (ii) 40,555 shares of IAC common stock held by a trust, of which Mr. Eisner is the trustee and (ii) 549 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(8)
Consists of shares of IAC common stock held directly by Mr. Halpin.

(9)
Consists of: (i) 13,684 shares of IAC common stock held directly by Ms. Handler and (ii) vested options to purchase 3,750 shares of IAC common stock.

(10)
Consists of: (i) 26,870 shares of IAC common stock held directly by Ms. Hammer and (ii) 549 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(11)
Consists of shares of IAC common stock held directly by Mr. Kaufman.

(12)
Consists of: (i) 3,321,686 shares of IAC common stock held directly by Mr. Levin, (ii) vested options to purchase 700,000 shares of IAC common stock and (iii) by virtue of Mr. Levin’s entry into a Voting Agreement on November 5, 2020 with Mr. Diller and the respective trustees of the Arrow Trust, the Descendants Trusts and the TALT Trust with respect to the election of Mr. Levin as a director of IAC and certain other matters (the “Voting Agreement”): (x) 172,708 shares of IAC common stock held by Mr. Diller, over which Mr. Diller has sole investment power and Mr. Diller and Mr. Levin may be deemed to have shared voting power, and (y) 136,711 shares of IAC common stock held by the Descendants Trusts, over which Mr. Diller has sole investment power and Ms. von Furstenberg and Mr. Levin may be deemed to have shared voting power (see footnotes 4 and 19).

Of the shares of IAC common stock referenced in (i) above, 3,000,000 consist of an IAC restricted stock award made to Mr. Levin in November 2020. For a description of this award, see footnote 2 to the table set forth under the caption Executive Compensation  —  Outstanding Equity Awards at 2023 Fiscal Year-End.
(13)
Consists of shares of IAC Class B common stock as to which Mr. Levin may be deemed to share voting power by virtue of his entry into the Voting Agreement (see footnotes 5 and 12).

(14)
Consists of: (i) 38,322 shares of IAC common stock held directly by Mr. Lourd and (ii) 549 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(15)
Consists of: (i) 51,912 shares of IAC common stock held directly by Mr. Rosenblatt and (ii) 549 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(16)
Consists of: (i) 98,774 shares of IAC common stock held directly by Mr. Spoon, (ii) 15,000 shares of IAC common stock held by a limited liability company controlled by certain members of Mr. Spoon’s family and as to which Mr. Spoon disclaims beneficial ownership except to the extent of any pecuniary interest therein and (iii) 549 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(17)
Consists of shares of IAC common stock held directly by Mr. Stein.

(18)
Consists of: (i) 78,440 shares of IAC common stock held directly by Mr. von Furstenberg, (ii) 573,539 shares of IAC Class B common stock, which are convertible on a one-for-one basis into shares of IAC common stock, held by the TALT Trust, over which Mr. von Furstenberg has sole investment and voting power (and may be deemed to share voting power with Mr. Levin (see footnote 13)), and as to which Mr. von Furstenberg disclaims beneficial ownership except to the extent of any pecuniary interest therein and (iii) 549 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

(19)
Consists of shares of IAC common stock held by the Descendants Trusts, over which Ms. von Furstenberg has sole voting power (and may be deemed to share voting power with Mr. Levin (see footnote 12)) and Mr. Diller, Ms. von Furstenberg’s spouse, has sole investment power (see footnote 4).

(20)
Consists of: (i) 50,636 shares of IAC common stock held directly by Mr. Zannino and (ii) 549 shares of IAC common stock to be received upon the vesting of IAC RSUs in the next 60 days, subject to continued service.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review of Related Person Transactions
The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by the Marketplace Rules governing conflict of interest transactions. For purposes of this policy, as amended, consistent with the Marketplace Rules, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended (“Item 404”). During 2023, in accordance with this policy, IAC management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the Item 404 definition of  “transaction,” and if so, review such transaction with the Audit Committee. In connection with such determinations, IAC management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with IAC and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms’ length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to IAC and/or the related person, and (v) any other facts and circumstances that IAC management or the Audit Committee deems appropriate.
Relationships Involving Significant Stockholders, Executive Officers and Directors
Relationships Involving Mr. Diller
Pursuant to an amended and restated governance agreement between IAC and Mr. Diller, for so long as Mr. Diller serves as IAC’s Chairman and Senior Executive, he currently generally has the right to consent to limited matters in the event that IAC’s ratio of total debt to EBITDA (as defined in the governance agreement) equals or exceeds four to one over a continuous twelve-month period.
Relationships Involving Expedia Group
Overview
In connection with and following the spin-off of Expedia, Inc. (now known as Expedia Group) in August 2005 (the “Expedia Spin-Off”), IAC and Expedia, Inc. (now known as Expedia Group, Inc. (“Expedia Group”)) entered into certain arrangements, including arrangements regarding the sharing of certain costs, the use and ownership of certain aircraft and various commercial agreements, certain of which are generally described below.
Cost Sharing Arrangements
Mr. Diller currently serves as Chairman and Senior Executive of both IAC and Expedia Group. In connection with the Expedia Spin-Off, IAC and Expedia Group had agreed, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources to the benefit of both companies, to share certain expenses associated with such usage, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller (the “Shared Costs”). Cost sharing arrangements in effect during 2023 provided that each of IAC and Expedia Group cover 50% of the Shared Costs, which both companies agreed best reflects the allocation of actual time spent (and time to be spent) by Mr. Diller between the two companies. Shared Costs include costs for equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff. Costs in 2023 for which IAC billed Expedia Group pursuant to these arrangements were approximately $475,000.
Aircraft Arrangements
Each of IAC and Expedia Group currently has a 50% ownership interest in two aircraft that may be used by both companies (the “Aircraft”). Pursuant to an amended and restated operating agreement that allocates the costs of operating and maintaining the Aircraft between the parties, fixed costs are allocated 50% to each company and variable costs are allocated based on usage. Fixed and variable costs are generally paid by each company to third parties in accordance with the terms of the amended and restated operating agreement.
In the event Mr. Diller ceases to serve as Chairman of either IAC or Expedia Group, each of IAC and Expedia Group will have a put right (to the other party) with respect to its 50% ownership interest in the aircraft that it does not primarily use (with such determination to be based on relative usage over the twelve month period preceding such event), in each case, at fair market value for the relevant Aircraft.
In addition, IAC and Expedia Group have entered into agreements pursuant to which Expedia Group may use additional aircraft owned by an IAC subsidiary (the “Subsidiary Aircraft”) on a cost basis. During 2023, total amounts billed to Expedia Group pursuant to these agreements were approximately $1.2 million.
Members of the flight crew for the Aircraft and Subsidiary Aircraft are employed by an entity in which each of IAC and Expedia Group has a 50% ownership interest. IAC and Expedia Group share costs relating to flight crew compensation and benefits pro-rata according to each company’s respective usage of the Aircraft and Subsidiary Aircraft, for which they are separately billed by the entity described above. During 2023, total payments in the amount of approximately $4.2 million were made to this entity by IAC.
Commercial Agreements
In connection with and following the Expedia Spin-Off, certain IAC businesses entered into commercial agreements with certain Expedia Group businesses. IAC believes that these arrangements are ordinary course and have been negotiated at arm’s length. In addition, IAC believes that none of these arrangements, whether taken individually or in the aggregate, constitute a material contract to IAC. None of these arrangements, whether taken individually or together with other similar agreements, involved payments to or from IAC and its businesses in excess of  $120,000 in 2023.
Relationships Involving Vimeo
Certain agreements currently govern the post Vimeo Spin-Off relationship between IAC and Vimeo, including a separation agreement, tax matters agreement, employee matters agreement and certain commercial agreements.
Pursuant to the separation agreement, as of December 31, 2023, there were no outstanding payables to IAC following the October 2023 payment of approximately $821,000 related to amounts for coverage under IAC’s membership with a patent management service prior to the completion of the Vimeo Spin-Off. Pursuant to the tax matters agreement, there were no payments or refunds due to IAC from Vimeo for 2023 and no outstanding payables due to or receivables due from IAC at December 31, 2023. During 2023, amounts billed to and payments made or received by, IAC or Vimeo pursuant to the former transition services agreement and the employee matters agreement did not exceed $120,000.
During 2023, Vimeo leased space in IAC’s corporate headquarters and subleased office space from a subsidiary of IAC. IAC billed Vimeo approximately $3.5 million pursuant to the related lease and sublease agreements and at December 31, 2023, there was an outstanding receivable of approximately $290,000 due from Vimeo pursuant to such agreements.
Before and following the Vimeo Spin-Off, certain IAC businesses entered into commercial agreements with certain Vimeo businesses. IAC believes that these arrangements are ordinary course and have been negotiated at arm’s length. In addition, IAC believes that none of these arrangements, whether taken individually or in the aggregate, constitute a material contract to IAC. With the exception of the payment described below, no agreements or arrangements, whether taken individually or together with other similar agreements and arrangements, involved payments to or from IAC and its businesses in excess of  $120,000 in 2023.
Vimeo maintains coverage under IAC’s membership with a patent risk management service (and Vimeo shares related costs) pursuant to a related allocation agreement. During 2023, Vimeo paid IAC approximately $821,000 pursuant to the allocation agreement.

ANNUAL REPORTS
Upon written request to the Corporate Secretary, IAC Inc., 555 West 18th Street, New York, New York 10011, IAC will provide without charge to each person solicited a printed copy of IAC’s 2023 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iac.com. IAC will furnish requesting stockholders with any exhibit to its 2023 Annual Report on Form 10-K upon payment of a reasonable fee.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES FOR PRESENTATION AT THE 2025 ANNUAL MEETING
Eligible stockholders that intend to have a proposal considered for inclusion in IAC’s proxy materials for presentation at the 2025 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must submit such proposal to IAC at its corporate headquarters no later than January 2, 2025. Stockholder proposals submitted for inclusion in IAC’s proxy materials must be made in accordance with the provisions of Rule 14a-8.
In accordance with Article II, Section 4 of our amended and restated bylaws, notice of stockholder proposals to be brought before the 2025 annual meeting of stockholders, other than proposals pursuant to Rule 14a-8, must be provided to IAC at its corporate headquarters by no later than the close of business on March 13, 2025 and no earlier than the close of business on February 11, 2025. Stockholder proposals must comply with the requirements set forth in Article II, Section 4 of our amended and restated bylaws.
Eligible stockholders that intend to solicit proxies in support of director nominees other than those nominated by IAC for the 2025 annual meeting of stockholders must provide IAC with notice at its corporate headquarters by the same deadlines as disclosed above for the submission of stockholder proposals pursuant to Article II, Section 4 of our amended and restated bylaws. Notices related to director nominations must comply with the requirements set forth in Article II, Section 4 of our amended and restated bylaws and Rule 14a-19 of the Exchange Act.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice or one set of printed proxy materials, as applicable, to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one Notice or one set of printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided. Once you have received notice that your broker or IAC will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate Notice or set of printed proxy materials by sending a written request to Investor Relations, IAC Inc., 555 West 18th Street, New York, New York 10011, by calling 1.212.314.7400 or by e-mailing ir@iac.com. Upon request, IAC undertakes to deliver such materials promptly.
If at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate Notice or set of our printed proxy materials, as applicable, or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice or set of our printed proxy materials, as applicable, please notify your broker if you hold your shares in street name or IAC if you are a stockholder of record. You can notify us by sending a written request to Investor Relations, IAC Inc., 555 West 18th Street, New York, New York 10011, by calling 1.212.314.7400 or by e-mailing ir@iac.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 11, 2024.
This proxy statement and the 2023 Annual Report on Form 10-K are available at http://www.proxyvote.com beginning on May 1, 2024.
New York, New York
May 1, 2024

APPENDIX A — Proposed Charter Amendment
ARTICLE IX
A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability: (i) for any breach of the director or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the General Corporation Law of the State of Delaware, (iv) of a director or officer for any transaction from which the director derived an improper personal benefit or (v) of an officer in any action by or in the right of the Corporation. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to such amendment or repeal. The liability of a director or officer of the Corporation shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.
 A-1

IAC INC. 555 WEST 18TH STREET NEW YORK, NY 10011 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/IAC2024 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V44134-
P11657 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY IAC INC. The Board of Directors recommends that you vote FOR the following directors: 1. Election of Directors FOR WITHHOLD 1a. Chelsea Clinton 1b. Barry Diller 1c. Michael D. Eisner 1d. Bonnie S. Hammer 1e. Victor A. Kaufman 1f. Joseph Levin 1g. Bryan Lourd* 1k. Alexander von Furstenberg 1l. Richard F. Zannino* 1j. Alan G. Spoon* 1i. Maria Seferian 1h. David Rosenblatt 1i. Maria Seferian 1j. Alan G. Spoon* 1k. Alexander von Furstenberg 1l. Richard F. Zannino* The Board of Directors recommends that you vote FOR the following proposals: For Against Abstain 2. To approve an amendment to the Company’s Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation. 3. To approve a non-binding advisory vote on IAC’s 2023 executive compensation. 4. To ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year NOTE: Such other business as may properly come before the meeting or any adjournment thereof. *To be voted upon by the holders of Common Stock voting as a separate class. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V44135-P11657 IAC INC. Annual Meeting of Stockholders June 11, 2024, at 9:30 a.m. ET This proxy is solicited by the Board of Directors The undersigned stockholder of IAC Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2024, and hereby appoints each of Christopher Halpin, Kendall Handler and Tanya M. Stanich, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC Inc. to be held on June 11, 2024, at 9:30 a.m. ET, live via the Internet at www.virtualshareholdermeeting.com/IAC2024, and at any related adjournments or postponements, and to vote all shares of IAC Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY IAC INC. 555 WEST 18TH STREET NEW YORK, NY 10011 V44136-P11657 1d. Bonnie S. Hammer 1e. Victor A. Kaufman 1f. Joseph Levin 1i. Alexander von Furstenberg 1g. David Rosenblatt 1c. Michael D. Eisner 1b. Barry Diller 1a. Chelsea Clinton IAC INC. 1. Election of Directors Nominees: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 4. To ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2024 fiscal year. 3. To approve a non-binding advisory vote on IAC’s 2023 executive compensation. The Board of Directors recommends that you vote FOR the following directors: The Board of
Directors recommends that you vote FOR the following proposals: For Against Abstain FOR WITHHOLD ! ! ! !! !! !! !! !! !! !! ! !! ! !1h. Maria Seferian ! !2. To approve an amendment to the Company’s Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation. ! ! !VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/IAC2024 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V44137-P11657 IAC INC. Annual Meeting of Stockholders June 11, 2024, at 9:30 a.m. ET This proxy is solicited by the Board of Directors The undersigned stockholder of IAC Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2024, and hereby appoints each of Christopher Halpin, Kendall Handler and Tanya M. Stanich, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC Inc. to be held on June 11, 2024, at 9:30 a.m. ET, live via the Internet at www.virtualshareholdermeeting.com/IAC2024, and at any related adjournments or postponements, and to vote all shares of IAC Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. Continued and to be signed on reverse side